Exhibit 2.1

EXECUTION COPY

PURCHASE AGREEMENT

Dated as of February 6, 2013

By and Among

MAC PARENT LLC,

IGNITE RESTAURANT GROUP, INC.,

RESTAURANT HOLDINGS LLC - SERIES A,
in its capacity as Representative,

And

THE SELLERS LISTED ON THE SIGNATURE PAGE HERETO

i

4.3	No Consents	35
4.4	Litigation	35
4.5	Brokerage	35
4.6	Brinker Title	35
4.7	GGC Blocker	36
4.8	Management Blocker	36

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PURCHASER		37

5.1	Formation and Qualification	37
5.2	Authorization; Enforceability	37
5.3	No Defaults or Conflicts	37
5.4	No Consents	38
5.5	Litigation	38
5.6	Investment Intent: Restricted Securities	38
5.7	Sufficient Funds	38
5.8	Purchaser’s Examination	38
5.9	Brokerage	39
5.10	Financial Statements	39
5.11	No Additional Representations	39

ARTICLE VI. COVENANTS OF THE COMPANY		39

6.1	Conduct of Business	39
6.2	Access to Information; Confidentiality	40

ARTICLE VII. COVENANTS OF PURCHASER AND THE COMPANY		40

7.1	Post-Closing Cooperation	40
7.2	Indemnification and Insurance	41
7.3	Cooperation	42
7.4	Transfer Taxes	42
7.5	Personnel Matters	42
7.6	Public Announcements	43
7.7	Records	43
7.8	WARN Act Notice	43
7.9	Certain Consents	43
7.10	Tax Matters	44
7.11	Financial Statements Cooperation	46
7.12	Confidentiality	47
7.13	Release	47
7.14	Standstill	48
7.15	Financing	49

ARTICLE VIII. COVENANTS OF THE SELLERS		51

8.1	Non-Solicitation	51

ARTICLE IX. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER		51

9.1	Material Adverse Effect	51
9.2	Performance	51
9.3	Company Certificate	52
9.4	Legal Prohibition	52
9.5	Deliverables	52

ARTICLE X. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SELLERS		52

10.1	Performance	52
10.2	Certificate	52
10.3	Legal Prohibition	52
10.4	Deliverables	52

ARTICLE XI. INDEMNIFICATION		52

11.1	Survival of Obligations	52
11.2	Indemnification of Purchaser by the Sellers	53
11.3	Indemnification of the Sellers by Purchaser	54
11.4	Materiality	54
11.5	Certain Limitations	54
11.6	Mitigation	56
11.7	Net Recovery	56
11.8	Procedures for Indemnification	56
11.9	Payments	57
11.10	Release of Escrow	58
11.11	Exclusive Remedy	58

ARTICLE XII. TERMINATION OF AGREEMENT		59

12.1	Termination	59
12.2	Survival After Termination	60

ARTICLE XIII. MISCELLANEOUS		60

13.1	Expenses	60
13.2	Governing Law and Jurisdiction	60
13.3	Waiver of Jury Trial	61
13.4	Binding Effect; Persons Benefiting; No Assignment	61
13.5	Amendments	61
13.6	Interpretation	61
13.7	Counterparts	61
13.8	Entire Agreement; Schedules	62
13.9	Severability	62
13.10	Waiver	62
13.11	Representative	62

13.12	Notices	63
13.13	Specific Performance, Injunctive Relief	63
13.14	Attorney-Client Privilege and Conflict Waiver	64

LIST OF SCHEDULES

Schedule 1.1A	Adjusted Working Capital
Schedule 1.1B	Permitted Liens
Schedule 2.3	Allocation of Aggregate Purchase Price
Schedule 3.1	Jurisdictions of Good Standing
Schedule 3.3	No Defaults or Conflicts
Schedule 3.4(a)	Financial Statements
Schedule 3.4(b)	No Undisclosed Liabilities
Schedule 3.5	Absence of Certain Changes or Events
Schedule 3.6	Capitalization; Subsidiaries
Schedule 3.7	No Consents
Schedule 3.8	Permits
Schedule 3.9	Litigation
Schedule 3.10	Contracts
Schedule 3.11	Properties
Schedule 3.12	Intellectual Property
Schedule 3.13	Environmental Compliance
Schedule 3.14	Taxes
Schedule 3.15	Employee Benefits
Schedule 3.16	Employment Matters
Schedule 3.17	No Other Broker
Schedule 3.19	Insurance
Schedule 3.20	Affiliates
Schedule 3.21	Suppliers
Schedule 6.1	Conduct of Business

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is dated as of February 6, 2013, by and among Mac Parent LLC, a Delaware limited liability company (the “Company”), Restaurant Holdings LLC - Series A, a Delaware limited liability company (“Restaurant Holdings”), Brinker Services Corporation, a Colorado corporation (“Brinker”), Mac Management Investors LLC, a Delaware limited liability company (“Mac Management Investors” and, collectively with Restaurant Holdings and Brinker, the “Sellers”), Ignite Restaurant Group, Inc., a Delaware corporation (“Purchaser”), and Restaurant Holdings, as  Representative (each of the foregoing, individually, a “Party” and, collectively, the “Parties”).  Except as otherwise indicated herein, capitalized terms used herein are defined in ARTICLE I hereof.

WHEREAS, the Company and its Subsidiaries are in the business of operating (and franchising the right to operate) Romano’s Macaroni Grill restaurants in the United States of America and around the world (the “Business”);

WHEREAS, Restaurant Holdings owns beneficially and of record all of the issued and outstanding capital stock (the “GGC Blocker Equity Interests”) of GGC Mac Acquisition Blocker Corp., a Delaware corporation (“GGC Blocker”);

WHEREAS, Mac Management Investors owns beneficially and of record all of the issued and outstanding equity interests (the “Management Blocker Equity Interests”) of Mac Management Blocker LLC, a Delaware limited liability company (“Management Blocker” and, together with the GGC Blocker, “Blockers”);

WHEREAS, GGC Blocker, Management Blocker and Brinker collectively own beneficially and of record all of the issued and outstanding equity interests of the Company;

WHEREAS, Restaurant Holdings desires to sell to Purchaser, and Purchaser desires to purchase from Restaurant Holdings, the GGC Blocker Equity Interests;

WHEREAS, Mac Management Investors desires to sell to Purchaser, and Purchaser desires to purchase from Mac Management Investors, the Management Blocker Equity Interests;

WHEREAS, Brinker desires to sell to Purchaser, and Purchaser desires to purchase from Brinker, all of the issued and outstanding equity interests of the Company held by Brinker (the “Brinker Equity Interests,” and collectively with the GGC Blocker Equity Interests and the Management Blocker Equity Interests, the “Purchased Equity Interests”).

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE I.
DEFINITIONS

1.1                   Definitions.

(a)                                 The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement (such definitions to be equally applicable to both the singular, plural, masculine, feminine and neuter forms of the terms herein defined):

“1933 Act” means the Securities Act of 1933, as amended.

“Accounting Arbitrator” has the meaning set forth in Section 2.8(b).

“Adjusted Working Capital” shall mean an amount equal to the sum of (a) the current assets of the Company and its Subsidiaries (but excluding Cash, Cash Equivalents and current and deferred income Tax assets), less (b) the current liabilities of the Company and its Subsidiaries, which the Parties acknowledge includes checks and funds of the Company and its Subsidiaries that are outstanding as of the time of determination (but excluding current and deferred income Tax liabilities, Indebtedness, Transaction Expenses, performance bonds, letters of credit and similar instruments), each as of the close of business on the Business Day prior to the Closing Date, determined in the same manner as the calculation of Adjusted Working Capital as of December 26, 2012 that is set forth on Schedule 1.1A attached hereto, which calculation shall be made in accordance with GAAP (except to the extent that excluded items as defined in this Agreement are not determined in accordance with GAAP) as applied in a manner consistent with, and using the same principles, policies, methods, categories and practices (including as to reserves and accruals, unless a change to a reserve or an accrual is made in accordance with GAAP and results from a bona fide transaction involving the Company or its Subsidiaries or any customer, supplier or other third party event or occurrence affecting the Company or its Subsidiaries, in each case the underlying facts and circumstances of which first arise following the date of the preparation of the Base Balance Sheet) as used in, the preparation of the Base Balance Sheet.

“Affiliate” of any particular Person means any other Person controlling or controlled by or under common control with such Person.

“Agreement” has the meaning set forth in the preface above.

“Acquisition Proposal” has the meaning set forth in Section 7.14(b).

“Base Balance Sheet” means the audited consolidated balance sheet of Mac Acquisition and its Subsidiaries as of June 27, 2012.

“Base Price” has the meaning set forth in Section 2.2(a).

“Blockers” has the meaning set forth in the preface above.

“Brinker” has the meaning set forth in the preface above.

“Brinker Equity Interests” has the meaning set forth in the preface above.

“Business” has the meaning set forth in the preface above.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Dallas, Texas or New York, New York are authorized or required by law or executive order to close.

“Cash” means cash in bank accounts of the Company or its Subsidiaries plus petty cash.

“Cash Equivalents” means, with respect to the Company and its Subsidiaries: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States; (b) certificates of deposit, time deposits, euro-dollar time deposits or overnight bank deposits; (c) commercial paper of an issuer; (d) repurchase obligations of any commercial bank with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market or similar funds.

“Closing” means the closing of the purchase and sale of the Purchased Equity Interests.

“Closing Date” means the date the Closing takes place in accordance with Section 2.5.

“Closing Statement” has the meaning set forth in Section 2.8(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preface above.

“Company Representatives” has the meaning set forth in Section 7.15(a).

“Confidentiality Agreement” has the meaning set forth in Section 6.2(b).

“Confidential Information” means the Company’s and each of its Subsidiaries’ trade secrets, Intellectual Property and all other information regarding the Company, its Subsidiaries and the business operations of the Company and its Subsidiaries, in each case: (a) which (i) is or was used in the business of the Company or its Subsidiaries and is or was proprietary to, about or created by the Company or its Subsidiaries (including any of such Persons’ current or former directors, officers, employees representatives, agents or contractors) for use in the business of the Company or its Subsidiaries or (ii) is designated and, in fact, treated as confidential by the Company or its Subsidiaries; and (b) is not generally known by any personnel not affiliated with the Company or its Subsidiaries.

“Contribution Rights” has the meaning set forth in Section 7.13.

“Damages” has the meaning set forth in Section 11.2.

“Debt Commitment Letter” has the meaning set forth in Section 7.15(a).

“Debt Financing” has the meaning set forth in Section 7.15(a).

“Debt Financing Source” has the meaning set forth in Section 13.2(c).

“Deductible” has the meaning set forth in Section 11.5(b).

“Dispute Notice” has the meaning set forth in Section 2.8(b).

“Employee Plans” has the meaning set forth in Section 3.15(a).

“Employee Pension Plans” has the meaning set forth in Section 3.15(a).

“Employee Welfare Plans” has the meaning set forth in Section 3.15(a).

“Environmental Laws” means any applicable federal, foreign, state, local or municipal statute, law or regulation, in each case relating to (i) pollution or the protection of the environment, or (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Material, in each case as enacted and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with the Company or any Subsidiary thereof, is or would have been at any date of determination occurring within the preceding six years, treated as a single employer within the meaning of Section 414(b) or (c) of the Code, or, solely for purposes of Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“Escrow Agent” means Citibank, N.A., as the escrow agent under the Escrow Agreement.

“Escrow Agreement” means that certain escrow agreement, dated as of the Closing Date, by and among the Representative (on behalf of the Sellers), the Purchaser and the Escrow Agent, in substantially the form of Exhibit A attached hereto.

“Escrow Amount” means an amount equal to $4,125,000.00.

“Estimated Aggregate Purchase Price” has the meaning set forth in Section 2.2.

“Estimated Adjusted Working Capital” has the meaning set forth in Section 2.8(a).

“Estimated Cash” means estimated Cash and Cash Equivalents of the Company and its Subsidiaries as of the close of business on the Business Day prior to the Closing Date, as determined pursuant to Section 2.8(a).

“Estimated Indebtedness” means estimated Indebtedness outstanding as of the close of business on the Business Day prior to the Closing Date, as determined pursuant to Section 2.8(a).

“Estimated Transaction Expenses” means estimated Transaction Expenses that are unpaid as of immediately prior to the Closing, as determined pursuant to Section 2.8(a).

“Events” has the meaning set forth within the meaning of Material Adverse Effect.

“Expiration Date” has the meaning set forth in Section 11.1.

“Final Adjusted Working Capital” has the meaning set forth in Section 2.8(b).

“Final Aggregate Purchase Price” means an amount equal to the sum of (a) the Base Price, less (b) the Final Indebtedness, plus (c) the Final Cash, less (d) the amount equal to the absolute value of the amount, if any, by which the Final Adjusted Working Capital is less than Target Working Capital, plus (e) the amount equal to the absolute value of the amount, if any, by which Final Adjusted Working Capital is greater than Target Working Capital, plus (f) the Transaction Tax Benefits, less (g) the Final Transaction Expenses.

“Final Cash” has the meaning set forth in Section 2.8(b).

“Final Indebtedness” has the meaning set forth in Section 2.8(b).

“Final Transaction Expenses” has the meaning set forth in Section 2.8(b).

“Financial Statements” means (i) the audited consolidated balance sheet of the Mac Acquisition and its Subsidiaries as of June 29, 2011 and June 27, 2012, and the related audited consolidated statements of operations, cash flows and members’ equity (deficit) for the fiscal years then ended, and (ii) the unaudited consolidated balance sheet of the Mac Acquisition and its Subsidiaries as of December 26, 2012, and the related unaudited consolidated statements of operations, cash flows and members’ equity (deficit) for the six (6)-month period then ended.

“Financing Parties” has the meaning set forth in Section 7.15(a).

“Fundamental Representations” has the meaning set forth in Section 11.1.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“GGC Blocker” has the meaning set forth in the preface above.

“GGC Blocker Equity Interests” has the meaning set forth in the preface above.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, including the IRS, any government authority, agency, department, board, commission or instrumentality of the United States, any foreign government, any State of the United States or any political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction.

“Hazardous Material” means any hazardous substance, the use, transportation or disposition of which is regulated by law or by any Governmental Authority, including any petroleum product or by-product, friable asbestos, lead or polychlorinated biphenyls, radioactive material or radon.

“Indebtedness” means, with respect to a Person and its Subsidiaries, without duplication, the aggregate amount (including the current portions thereof) of: (a) all principal value and accrued and unpaid interest in respect of indebtedness for borrowed money or indebtedness issued in substitution for or exchange of indebtedness for borrowed money; (b) obligations evidenced by notes, debentures, bonds or other similar instruments; (c) all obligations under leases (other than restaurant and other real property leases), contingent or otherwise, as obligor, guarantor or otherwise, required to be accounted for as capitalized leases pursuant to GAAP; (d) all liabilities for the deferred purchase price of property or services, contingent or otherwise, as obligor or otherwise (including all earn-out or similar obligations), other than accounts payable, trade payables or accrued expenses incurred in the Ordinary Course of Business; (e) all obligations under foreign currency exchanges, interest rate protection agreements, swap agreements and hedging arrangements; (f) all bank overdrafts; (g) all guarantees and similar commitments relating to any of the foregoing items (other than any obligations under restaurant and other real property lease guarantees); and (h) all obligations under security bonds (including workmens’ compensation bonds), letters of credit or similar credit instruments, but only to the extent that the obligations under this subsection (h) exceed $3,000,000 in the aggregate.

“Indemnified Persons” has the meaning set forth in Section 11.3.

“Indemnifying Person” has the meaning set forth in Section 11.8(a).

“Intellectual Property” means all of the following: (i) all trademarks, service marks, trade names, Internet domain names, trade dress, logos, slogans and corporate or partnership names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all registrations, applications for registration and renewals thereof; (ii) all inventions (whether patentable or not), discoveries, ideas, patents, patent applications and continuations, and including extensions and reissues thereof; (iii) all published and unpublished works of authorship (whether copyrightable or not), copyrights (whether registered or unregistered), database rights and moral rights therein and thereto, and registrations and applications for registration therefor, and all renewals, extensions, restorations and reversions thereof; (iv) all Confidential Information, including such rights in inventions (whether or not reduced to practice), know-how, customer and supplier lists, technical information, proprietary information, technologies, processes and formulae, and data, whether tangible or intangible, and whether stored, compiled, or memorialized physically, electronically, photographically, or otherwise; (v) all computer programs, including any and all software implementations of algorithms, models and methodologies including source code, object code, executable code, data, databases, user manuals and training materials and related documentation; (vi) all advertising and promotional materials; (vii) all other proprietary and legal rights and protections; and (viii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Interim Balance Sheet” means the unaudited consolidated balance sheet of Mac Acquisition and its Subsidiaries as of December 26, 2012.

“IRS” means the United States Internal Revenue Service or any successor entity thereto.

“Knowledge” means, (a) with respect to the Company and its Subsidiaries, the actual knowledge of each of Norman Abdallah, Craig Rawls, Barry McGowan, Rodney Morris, Laura Richard (but solely as to the representations and warranties contained in Sections 3.11, 3.12 and 3.13) and Carey Carrington, Jr., in each case, after reasonable investigation, and (b) with respect to any other Person, the actual knowledge of each senior officer and director of such Person, in each case, after reasonable investigation.

“Law” means any law, statute, common law, code, ordinance, regulation, rule, code, executive order, injunction, judgment, decree, writ or other order of any Governmental Authority.

“Leases” has the meaning set forth in Section 3.11(b).

“Lien” means any lien, charge, security interest, mortgage, deed of trust, hypothecation, claim, pledge, title defect or encumbrance of any kind or nature, whether voluntary or involuntary.

“Mac Acquisition” means Mac Acquisition LLC, a Delaware limited liability company.

“Mac Management Investors” has the meaning set forth in the preface above.

“Major Suppliers” has the meaning set forth in Section 3.21.

“Management Blocker” has the meaning set forth in the preface above.

“Management Blocker Equity Interests” has the meaning set forth in the preface above.

“Management Employees” has the meaning set forth in Section 8.1(a).

“Material Adverse Effect” means any event, effect, circumstance, change or occurrence (collectively, “Events”) that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material and adverse effect upon the business, assets, liabilities, financial condition or operating results of the Company and its Subsidiaries, taken as a whole, or (b) has materially impaired or would reasonably be expected to materially impair the ability of the Company or any Seller to timely consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect (except in the case of subsections (i), (iii), (v), and (vi) below, to the extent affecting the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other participants in the industry in which the Company and its Subsidiaries operate): any Event arising from or relating to (i) general business or economic conditions, including such conditions related to the Business, (ii) any failure by the Company and its Subsidiaries to meet its internal financial projections, forecasts, performance metrics or operating statistics (provided that the reasons underlying such failure shall not be excluded from the determination as to whether a Material Adverse Effect has occurred, unless such reasons are excluded by another clause of this definition), (iii) national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country or group, or any of their respective territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, (iv) changes in GAAP, (v) the financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (vi) changes in Laws, orders or other binding directives issued by any Governmental Authority, (vii) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (viii) any “act of God,” including, but not limited to, weather, fires, natural disasters and earthquakes, or (ix) changes resulting from the announcement of the execution of this Agreement or the transactions contemplated hereunder or the pendency or consummation of such transactions.

“Material Contracts” has the meaning set forth in Section 3.10.

“Minimum Funding Plan” has the meaning set forth in Section 3.15(a).

“Minor Claim Damages” has the meaning set forth in Section 11.5(a).

“Multiemployer Plan” has the meaning set forth in Section 3.15(a).

“Multiple Employer Plan” has the meaning set forth in Section 3.15(a).

“Multiple Employer Welfare Arrangement” has the meaning set forth in Section 3.15(a).

“Ordinary Course of Business” means any action taken by the Company or any of its Subsidiaries that is consistent in all material respects in nature, scope and magnitude with the past practices of the Company or its Subsidiaries and is taken in the ordinary course of operations of the Company or its Subsidiaries.

“Other Plans” has the meaning set forth in Section 3.15(a).

“Outside Date” has the meaning set forth in Section 12.1(a)(iv).

“Owned Intellectual Property” has the meaning set forth in Section 3.12(a).

“Party” has the meaning set forth in the preface above.

“Permitted Liens” means (a) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens arising or incurred in the Ordinary Course of Business and for amounts which are not delinquent and which would not, individually or in the aggregate, materially impair the use, occupancy or value of the property or asset subject to such Liens, (b) easements, rights-of-way, restrictions and other similar charges and encumbrances of record not materially interfering, individually or in the aggregate, with the ordinary conduct of the Business or detracting materially from the use, occupancy, value or marketability of title of the assets subject thereto, (c) Liens for Taxes not yet due and payable or for Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Financial Statements or the books and records of the Company and its Subsidiaries in accordance with GAAP, (d) matters disclosed on title surveys, title policies or preliminary title reports or other documents or writings included in the public records not materially interfering, individually or in the aggregate, with the ordinary conduct of the Business or detracting materially from the use, occupancy, value or marketability of title of the assets subject thereto, (e) applicable securities Laws, (f) Liens granted to any lender at the Closing in connection with any financing by Purchaser of the transactions contemplated hereby, (g) purchase money Liens securing rental payments not yet due and payable, and (h) any other Liens set forth on the Permitted Liens Schedule attached as Schedule 1.1B hereto.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

“Policies” has the meaning set forth in Section 3.19.

“Pro Rata Percentage” has the meaning set forth in Section 2.3.

“Pre-Closing Tax Refund” has the meaning set forth in Section 7.10(e).

“Purchased Equity Interests” has the meaning set forth in the preface above.

“Purchaser” has the meaning set forth in the preface above.

“Purchaser Indemnified Persons” has the meaning set forth in Section 11.2.

“Released Parties” has the meaning set forth in Section 7.13.

“Representative” has the meaning set forth in Section 13.11.

“Restaurant Holdings” has the meaning set forth in the preface above.

“S/L Representations” has the meaning set forth in Section 11.1.

“Seller Indemnified Persons” has the meaning set forth in Section 11.3.

“Sellers” has the meaning set forth in the preface above.

“Straddle Period” has the meaning set forth in Section 7.10(b).

“Straddle Period Tax Returns” has the meaning set forth in Section 7.10(a).

“Subsidiary” shall mean with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

“Tail Policy” has the meaning set forth in Section 7.2(b).

“Target Working Capital” means -$26,461,000 (negative $26,461,000).

“Tax Return” means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

“Taxes” means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by the IRS or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Transaction Documents” means this Agreement, the Escrow Agreement and the certificates contemplated by Section 9.3 and Section 10.2.

“Transaction Expenses” means the amount of all transaction costs, fees and expenses incurred by the Blockers, the Company and/or any of their respective Subsidiaries (or by the Blockers, the Company and/or any of their respective Subsidiaries on behalf of the Sellers) in connection with the transactions contemplated by this Agreement or payable by the Blockers, the Company or any of their respective Subsidiaries or as a result of the consummation of the transactions contemplated by this Agreement, including (a) the fees, costs and expenses of counsel, accountants and financial advisors (including all brokers and similar agents) in connection with the transactions contemplated by this Agreement, (b) any payments made or to be made to any officer, director, manager, employee, independent contractor or other Person providing services to any of Sellers, the Blockers, the Company or any of their respective Subsidiaries as a result of the consummation of the transactions contemplated by this Agreement and pursuant to any change of control payments, phantom equity payouts, transaction bonuses, discretionary bonuses, stay or retention bonuses or similar compensation arrangements which the Company and its Subsidiaries have implemented prior to or at the Closing (it being agreed that any severance or other amounts which become payable to such persons in connection with a separation from the Company or its Subsidiaries by such person following the Closing, and any amounts otherwise triggered, incurred or required to be made due to any action taken by or at the direction of Purchaser, shall in each case be for the account of Purchaser and shall not be Transaction Expenses), (c) any payroll, employment or other Taxes, if any, imposed on the Blockers, the Company or any of their respective Subsidiaries with respect to amounts payable in connection with the amounts described in clause (b) above, and (d) any payments associated with the Tail Policy.

“Transaction Tax Benefits” means the amount equal to 40% of any Tax deductions, losses, credits or other Tax reductions to be realized by Purchaser’s consolidated tax group of which any of the Blockers, the Company, or its Subsidiaries are members or Subsidiaries, arising out of or relating to (a) the fees, expenses and interest (including amounts treated as interest for U.S. Federal income Tax purposes and any breakage fees or accelerated deferred financing fees) paid or incurred by the Blockers, the Company or their respective Subsidiaries with respect to the repayment of Indebtedness at Closing, and (b) the Transaction Expenses.

“WARN Act” has the meaning set forth in Section 3.16(c).

(b)           All references herein to dollars or “$” shall be to United States dollars.

ARTICLE II.
PURCHASE AND SALE

2.1                               Purchase of Equity Interests.  On the terms and subject to the conditions contained in this Agreement, at the Closing, (a) Purchaser shall purchase from Restaurant Holdings, and Restaurant Holdings shall sell to Purchaser, the GGC Blocker Equity Interests, which GGC Blocker Equity Interests represent all of the issued and outstanding capital stock of GGC Blocker; (b) Purchaser shall purchase from Mac Management Investors, and Mac Management

Investors shall sell to Purchaser, the Management Blocker Equity Interests, which Management Blocker Equity Interests represent all of the issued and outstanding equity interests of Management Blocker; and (c) Purchaser shall purchase from Brinker, and Brinker shall sell to Purchaser, all of the Brinker Equity Interests, which Brinker Equity Interests, together with the equity interests of the Company held by GGC Blocker and Management Blocker, represent, in the aggregate, all of the issued and outstanding equity interests of the Company.

2.2                               Purchase Price.  The aggregate purchase price (the “Estimated Aggregate Purchase Price”) for the Purchased Equity Interests payable at the Closing shall be an amount equal to the sum of:

(a)                                 $55,000,000.00 (the “Base Price”);

(b)                                 less, Estimated Indebtedness;

(c)                                  plus, Estimated Cash;

(d)                                 less, the amount equal to the absolute value of the amount, if any, by which Estimated Adjusted Working Capital is less than Target Working Capital;

(e)                                  plus, the amount equal to the absolute value of the amount, if any, by which Estimated Adjusted Working Capital is greater than Target Working Capital;

(f)                                   plus, the Transaction Tax Benefits;

(g)                                  less, Estimated Transaction Expenses.

The Estimated Aggregate Purchase Price will be subject to adjustment in accordance with Section 2.8.  For the avoidance of doubt, except as set forth above and as contemplated by Section 2.8(c) or the last sentence of Section 11.9, there shall be no other reductions to the Base Price, including on account of any guarantees by any Party of any obligations under any lease agreements to which the Company or any of its Subsidiaries is a party.

2.3                               Payment.  At the Closing, Purchaser shall pay (a) the Estimated Aggregate Purchase Price less the Escrow Amount to Representative (on behalf of the Sellers), by wire transfer of immediately available funds to such bank account(s) as the Representative shall have designated in writing not less than two (2) Business Days prior to the Closing, and (b) the Escrow Amount to the Escrow Agent, by wire transfer of immediately available funds to such bank account as the Escrow Agent shall have designated in writing not less than two (2) Business Days prior to the Closing, which Escrow Amount shall be held in accordance with the terms of this Agreement and the Escrow Agreement.  The portion of the Estimated Aggregate Purchase Price (including the Escrow Amount) allocable to each Seller at Closing shall be set forth on Schedule 2.3(a), and the portion of any post-Closing payments to be made to each Seller, or obligations to be paid by each Seller, following the Closing shall be set forth on Schedule 2.3(b) (with respect to each Seller, its “Pro Rata Percentage”) , each of which shall be provided by the Company to the Purchaser no later than three (3) Business Days prior to the Closing Date.

2.4                               Repayment of Indebtedness.  As of the Closing, the Purchaser shall, on behalf of the Company or any of its Subsidiaries, repay all outstanding Indebtedness of the Company and its Subsidiaries.  Prior to the Closing, the Company shall procure customary payoff letters from the agent, the lenders or other third parties, as applicable, party to the documents evidencing such Indebtedness, indicating that, upon repayment in full of such Indebtedness, such agent, lenders or other third party, as applicable, have no further Liens on the assets of the Company or any of its Subsidiaries.  For the avoidance of doubt, all obligations with respect to any letters of credit issued for the benefit of the Company or its Subsidiaries shall be assumed by the Purchaser.  To the extent the issuer of such letters of credit does not permit such letters of credit to be assumed by the Purchaser or to otherwise remain outstanding, then the Purchaser shall arrange for the issuance of replacement letters of credit.  It is understood and agreed that no Seller shall have any obligation with respect to such replacement letters of credit or the letters of credit in respect of which such replacement letters of credit were issued.

2.5                               Closing.  The Closing shall take place no later than the second (2nd) Business Day following the satisfaction or waiver of each of the conditions specified in ARTICLE IX and ARTICLE X hereof at the offices of Kirkland & Ellis LLP, 555 California Street, Suite 2700, San Francisco, CA  94104 at 10:00 A.M. (local time) or at such other place and time as may be agreed upon by Purchaser and the Company; provided, however, that, notwithstanding the satisfaction or waiver of all of the conditions set forth in ARTICLE IX and ARTICLE X hereof, unless otherwise agreed to by Purchaser and the Representative in writing, neither Purchaser, on the one hand, nor the Company and the Sellers, on the other hand, shall be required to effect the Closing prior to the date that is sixty (60) days after the date hereof.  The Closing shall be effective as of 12:01 A.M. (local time) on the Closing Date for all purposes of this Agreement.

2.6                               Closing Deliveries by Sellers.  At the Closing, Sellers shall deliver to Purchaser:

(i)                                     such transfer documentation (if any) required under applicable Law in order to vest in Purchaser all of each Seller’s right, title and interest in and to the Purchased Equity Interests, and any other evidence of transfer reasonably requested by the Lenders;

(ii)                                  certificates of good standing, dated not less than ten (10) days prior to the Closing Date, for each Blocker, the Company and each of their respective Subsidiaries issued by the Secretary of State of each such Person’s jurisdiction of incorporation or formation;

(iii)                               a certificate, dated the Closing Date, signed by the Secretary or any Assistant Secretary of the Company, attesting to the completion of all necessary action by the Company to execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby, and including copies of the organizational documents of the Company and each of its Subsidiaries and all corporate resolutions of the Company required in connection with this Agreement or any other Transaction Document;

(iv)                              a certificate, dated the Closing Date, signed by the Secretary or any Assistant Secretary of each Blocker, attesting to the accuracy of the organizational documents of such Blocker, as attached to such certificate;

(v)                                 an affidavit from each Seller pursuant to Code Section 1445(b)(2), stating, under penalties of perjury, such Seller’s United States taxpayer identification number and that such Seller is not a foreign person;

(vi)                              duly executed copies of the payoff letters and Lien terminations referenced in Section 2.4 above; and

(vii)                           a copy of the Escrow Agreement, duly executed by the Representative and the Escrow Agent.

(b)                                 At the Closing, the Purchaser shall deliver to the Representative:

(i)                                     a certificate of good standing, dated not less than ten (10) days prior to the Closing Date, for Purchaser issued by the Secretary of State of Purchaser’s jurisdiction of incorporation;

(ii)                                  a certificate, dated the Closing Date, signed by the Secretary or any Assistant Secretary of the Purchaser, attesting to the completion of all necessary action by the Purchaser to execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby, and including copies of the organizational documents of the Purchaser and all corporate resolutions of the Purchaser required in connection with this Agreement or any other Transaction Document; and

(iii)                               a copy of the Escrow Agreement, duly executed by the Purchaser and the Escrow Agent.

2.7                               Resignations.  At the Closing, the Sellers shall deliver to the Purchaser (effective as of, and conditioned upon, the Closing) the resignation of each officer, director and manager of the Blockers, the Company and/or their respective Subsidiaries as the Purchaser shall have designated in writing not less than three (3) Business Days prior to the Closing.

2.8                               Post-Closing Adjustment.

(a)                                 No later than three (3) Business Days prior to the Closing Date, the Sellers shall cause the Company to provide the Purchaser with a good faith determination of (i) estimated Adjusted Working Capital as of the close of business on the Business Day immediately preceding the Closing Date (the “Estimated Adjusted Working Capital”), (ii) Estimated Cash, (iii) Estimated Indebtedness, (iv) Estimated Transaction Expenses and (v) the calculation of the Estimated Aggregate Purchase Price based on each of the foregoing.  In the event that the Purchaser disagrees in good faith with such estimates in any respect, the Purchaser and the Representative shall work together in good faith to discuss such disagreement and any such estimates that are the subject of such disagreement; provided, however, that the foregoing shall in no event delay or impair the Closing.

(b)                                 No later than sixty (60) days following the Closing, the Purchaser shall furnish to the Representative a statement setting forth its calculation of (i) Adjusted Working Capital as of the close of business on the Business Day prior to the Closing Date, (ii) Cash and Cash Equivalents of the Company and its Subsidiaries as of the close of business on the Business

Day prior to the Closing Date, (iii) Indebtedness of the Company and its Subsidiaries outstanding as of the close of business on the Business Day prior to the Closing Date and (iv) Transaction Expenses that are unpaid as of immediately prior to the Closing (collectively, the “Closing Statement”).  If the Representative disputes the accuracy of the calculation of any of the items set forth in the Closing Statement, then the Representative shall provide written notice to Purchaser no later than thirty (30) days following the Representative’s receipt of the Closing Statement (the “Dispute Notice”), setting forth in reasonable detail those items that the Representative disputes.  During such thirty (30)-day period (and, in addition, until the final determination of the items set forth in the Closing Statement in accordance with this Section 2.8), the Representative and its agents shall be provided with such access to the books and records of the Purchaser and the Company and its Subsidiaries, as well as any relevant work papers as it may reasonably request to enable it to evaluate the Closing Statement and the computation of the items set forth therein.  If the Representative accepts the calculation of each of the items set forth in the Closing Statement, or if the Representative fails within such thirty (30)-day period to notify the Purchaser of any dispute with respect thereto, then the calculations set forth in the Closing Statement shall be deemed final and conclusive and non-appealable and binding upon all Parties.  During the thirty (30)-day period following delivery of a Dispute Notice, the Purchaser and the Representative will meet and negotiate in good faith with a view to resolving their disagreements over the disputed items.  If the Representative and the Purchaser resolve their differences over the disputed items in accordance with the foregoing procedure, the resolution of each item in the Dispute Notice shall be the amount agreed upon by them.  If the Representative and the Purchaser fail to resolve their differences over the disputed items within such thirty (30)-day period, then the Representative and the Purchaser shall forthwith jointly request that the Accounting Arbitrator make a binding determination as to the disputed items in accordance with this Agreement.  The “Accounting Arbitrator” shall mean the New York, New York office of Ernst & Young LLP.  The Accounting Arbitrator will under the terms of its engagement have no more than thirty (30) days from the date of referral and no more than fifteen (15) days from the final submission of information and testimony by the Representative and the Purchaser within which to render its written decision with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Dispute Notice), which decision shall be final and conclusive and non-appealable and binding upon the Parties and enforceable by any court of competent jurisdiction.  The Accounting Arbitrator shall review such submissions and base its determination solely on such submissions.  In resolving any disputed item, the Accounting Arbitrator may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The fees and expenses of the Accounting Arbitrator shall be allocated to be paid by the Purchaser, on the one hand, and/or the Representative (on behalf of the Sellers), on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Arbitrator.  The Adjusted Working Capital as of the close of business on the Business Day immediately preceding the Closing Date, Cash and Cash Equivalents of the Company and its Subsidiaries as of the close of business on the Business Day prior to the Closing Date, Indebtedness of the Company and its Subsidiaries outstanding as of the close of business on the Business Day prior to the Closing Date and Transaction Expenses that are unpaid as of immediately prior to the Closing, in each case as finally determined pursuant to this Section 2.8, are referred to in this

Agreement as “Final Adjusted Working Capital,” “Final Cash,” “Final Indebtedness” and “Final Transaction Expenses,” respectively.

(c)                                  Post-Closing Adjustment.

(i)                                     Payment by Sellers.  If the Final Aggregate Purchase Price, as finally determined pursuant to Section 2.8(b), is less than the Estimated Aggregate Purchase Price, then the Purchaser and the Representative (on behalf of the Sellers) shall direct the Escrow Agent to release to the Purchaser, from the Escrow Account, an amount equal to such difference within five (5) Business Days after the final determination of the items set forth in the Closing Statement.

(ii)                                  Payments by Purchaser.  If the Final Aggregate Purchase Price, as finally determined pursuant to Section 2.8(b), is greater than the Estimated Aggregate Purchase Price, then the Purchaser will pay to the Representative (on behalf of the Sellers) an amount equal to such excess within five (5) Business Days after the final determination of the items set forth in the Closing Statement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser as of the date hereof as follows:

3.1                               Formation and Qualification.

(a)                                 The Company and each of its Subsidiaries is a limited liability company duly authorized, validly existing and in good standing under the laws of the jurisdiction of its organization, and the Company and each of its Subsidiaries has all requisite limited liability company power and authority to own, operate, lease and encumber its properties and to conduct its business as currently conducted.

(b)                                 The Company and each of its Subsidiaries is duly qualified to transact business as a foreign limited liability company and is in good standing in each jurisdiction in which the failure to be so qualified or in good standing would reasonably be expected to have a Material Adverse Effect.  Schedule 3.1 sets forth a complete and correct list of all jurisdictions in which the Company and each of its Subsidiaries are qualified or licensed to do business.

(c)                                  The Company has heretofore made available to Purchaser complete and correct copies of its certificate of formation, limited liability company agreement, and the applicable governing documents of each of its Subsidiaries, in each case as in effect as of the date hereof.

3.2                               Authorization; Enforceability.  The Company has all requisite limited liability company power and authority to enter into this Agreement and the Transaction Documents and to carry out the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Transaction Documents by the Company and the performance by the Company of its obligations hereunder and thereunder have been authorized by all necessary action on the part of the Company.  This Agreement and the Transaction Documents have been duly executed and delivered by the Company and constitute the valid and binding obligations of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) general principles of equity (whether considered in an action in equity or at law).

3.3                               No Defaults or Conflicts.  Except as described on Schedule 3.3, neither the execution and delivery of this Agreement or the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby by the Company nor the performance by the Company of its obligations hereunder or thereunder will: (i) conflict with, contravene or constitute a violation or breach of or default under (whether after the giving of notice, lapse of time or both), any provision of the certificate of incorporation or bylaws (or any other equivalent organizational documents) of the Company or of any of its Subsidiaries, or cause or result in the creation of any Lien upon any of the assets of the Company or any of its Subsidiaries; (ii) violate or conflict with, or constitute a default (whether after the giving of notice, lapse of time or both) under, any Law applicable to the Company or any of its Subsidiaries, or by which any property or asset of the Company or any such Subsidiary is bound; or (iii) violate or constitute a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation or result in any payment becoming due under, or give rise to a right of termination or amendment of, any Material Contract.

3.4                               Financial Statements; No Undisclosed Liabilities.

(a)                                 The Financial Statements are attached on Schedule 3.4(a) hereto.  The Financial Statements (together with the notes thereto, if any) present fairly in all material respects the financial position and results of operations of Mac Acquisition and its Subsidiaries on a consolidated basis as at and for the periods indicated in such Financial Statements, in each case in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements included in the Financial Statements, to the lack of footnotes and subject to normal year-end audit adjustments (the effect of which adjustments would not be material).

(b)                                 Neither the Company nor any of its Subsidiaries has incurred any material liabilities that would be required to be reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP, other than (i) liabilities reflected on the face of the Base Balance Sheet, (ii) liabilities incurred in the Ordinary Course of Business since the date of the Base Balance Sheet, (iii) liabilities reflected in the Schedules to this Agreement (including Schedule 3.4(b) attached hereto), and (iv) liabilities incurred in connection with the transactions contemplated hereby.

3.5                               Absence of Certain Changes or Events.  Except as set forth on Schedule 3.5, since the date of the Interim Balance Sheet until the date hereof, the Company and its Subsidiaries have conducted their business in the ordinary course, and the Company and its Subsidiaries have not:

(a)                                 suffered an Event that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect;

(b)                                 made any change in accountants or to accounting principles, except as required by GAAP;

(c)                                  made any capital expenditure or commitments therefor, other than in a manner consistent in all material respects with the Company’s and its Subsidiaries’ existing budget for capital expenditures, or failed to incur capital expenditures in a manner consistent in all material respects with the existing budget for capital expenditures;

(d)                                 created, incurred, assumed or guaranteed any indebtedness for borrowed money, except, in any case for borrowings from banks (or similar financial institutions) necessary to fund capital expenditures in accordance with the Company’s and its Subsidiaries’ existing budget for capital expenditures and Ordinary Course of Business working capital requirements;

(e)                                  suffered any loss, damage or destruction to its property or assets, whether or not covered by insurance and whether or not in the Ordinary Course of Business, in excess of $50,000 individually or $250,000 in the aggregate;

(f)                                   acquired or agreed to acquire by merging or consolidating with, or by purchasing the stock or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization;

(g)                                  split, combined or reclassified any of its equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for such equity interests;

(h)                                 settled or compromised any proceeding if such settlement or compromise involved aggregate payments by the Company and its Subsidiaries in respect of such proceeding in excess of $50,000 individually or $250,000 in the aggregate;

(i)                                     except as required by applicable Law, filed any amended Tax Return, made, revoked or amended any Tax election, executed any waiver of restrictions on assessment or collection of any Tax, or entered into or amended any agreement or settlement with any taxing authority;

(j)                                    made any amendment to its limited liability company agreement;

(k)                                 increased the compensation or bonus of any officer or director of the Company or any of its Subsidiaries, other than those increases scheduled prior to January 1, 2013;

(l)                                     adopted, amended or modified any Employee Plan or accelerated the payment or vesting of amounts or benefits or amounts payable or to become payable under any Employee Plan, or failed to make any required contribution to any Employee Plan or granted, increased or modified severance or termination or transaction related pay to or for any director or officer of the Company or any of its Subsidiaries;

(m)                             hired or terminated any director, officer, consultant or independent contractor whose annual compensation (including commissions and bonuses reasonably likely to be earned or earned) exceeds $150,000;

(n)                                 acquired or disposed of any assets that are material to the Company and its Subsidiaries, other than in the Ordinary Course of Business;

(o)                                 failed to pay when due any liabilities arising out of the operations of the Business, except with respect to any such liabilities being contested by the Company or any of its Subsidiaries or in the Ordinary Course of Business;

(p)                                 discharged or satisfied any material Lien or paid any material obligation or material liability, other than liabilities paid in the Ordinary Course of Business and unless permitted or not prohibited by another subsection hereunder;

(q)                                 conducted the Company’s or any of its Subsidiary’s cash management customs and practices (including, without limitation, the collection of receivables, payment of payables, maintenance of inventory control and sales, billing, pricing and credit practices), other than in the Ordinary Course of Business;

(r)                                    initiated any promotions (including the sale of gift cards) or modified any existing promotions (including the sale of gift cards), other than in the Ordinary Course of Business;

(s)                                   entered into any transactions with any Affiliate of the Company (other than a Subsidiary), other than as contemplated by this Agreement and other than transactions with any software companies that are portfolio businesses of Golden Gate Private Equity, Inc.;

(t)                                    entered into, materially amended, or terminated (other than any expiration in accordance with its terms) any Material Contract or material IP license, except in the Ordinary Course of Business or as required by applicable Law;

(u)                                 made any loan to any individual shareholder, director, officer, or employee of the Company or any of its Subsidiaries, except advances to employees for travel and other business-related expenses incurred in the Ordinary Course of Business;

(v)                                 created or caused the imposition of any Lien upon any material property or asset, whether tangible or intangible, other than Permitted Liens;

(w)                               failed to maintain in full force and effect all Policies;

(x)                                 entered into any new Lease or renewed any existing Lease;

(y)                                 issued any equity interests of the Company or any of its Subsidiaries or made any commitment to do so; or

(z)                                  irrevocably committed or agreed to any of the foregoing.

3.6                               Capitalization; Subsidiaries.

(a)                                 Schedule 3.6(a) sets forth the outstanding equity interests of the Company and each of its Subsidiaries as of the date hereof.  The outstanding equity interests of the Company and each of its Subsidiaries are duly authorized and validly issued and are held of record as set forth on Schedule 3.6(a).  The outstanding equity interests of each Subsidiary of the Company are owned beneficially and of record by the Company or a Subsidiary of the Company.  Except as set forth on Schedule 3.6(a), neither the Company nor any of its Subsidiaries is subject to any obligation with respect to the issuance of any of its equity interests (or any options or warrants with respect thereto) or the redemption or repurchase of any of its equity interests (or any options or warrants with respect thereto).  Except as set forth on Schedule 3.6(a), there are no outstanding options or warrants for, or other securities convertible into, any equity interests of the Company and any of its Subsidiaries, there are no agreements to which the Company or its Subsidiaries is a party regarding the voting of any of its equity interests, and there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company and its Subsidiaries.

(b)                                 Schedule 3.6(b) sets forth the name of each of the Company’s Subsidiaries and its jurisdiction of formation.  Except as set forth on Schedule 3.6(b), neither the Company nor any Subsidiary of the Company directly or indirectly owns or has agreed to acquire any equity interest or similar ownership interest, or any security or interest convertible into or exchangeable or exercisable for, any such equity or similar ownership interest of any Person.

3.7                               No Consents.  Except as set forth on Schedule 3.7, no authorization or consent, and no notice to or filing with, any Governmental Authority is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution or performance by the Company of its obligations under this Agreement.

3.8                               Permits.  Schedule 3.8 lists all material governmental permits pursuant to which the Company and its Subsidiaries conduct their business.  Such scheduled permits (a) constitute all material permits required to conduct the Company’s and its Subsidiaries’ business, (b) are valid and in full force and effect, and (c) to the Knowledge of the Company, no cancellation, termination, revocation or suspension of any such permits is pending or threatened.  Except as set forth on Schedule 3.8, neither the Company nor any of its Subsidiaries is in material default under any such permit.

3.9                               Litigation.  Other than as set forth on Schedule 3.9, there is no litigation, arbitration or governmental proceeding or investigation pending or, to the Knowledge of the Company, threatened, by or against or involving the Company or any of its Subsidiaries or any of the assets or properties of the Company or any of its Subsidiaries involving a claim against the Company or its Subsidiaries for damages in excess of $50,000.  Neither the Company nor any of its Subsidiaries is a party to or in default with respect to any order, writ, injunction, decree, ruling, decision or judgment of any Governmental Authority, or settlement entered into by the Company or its Subsidiaries.

3.10                        Contracts.  Schedule 3.10 sets forth a correct and complete list of the following contracts or agreements to which the Company or any of its Subsidiaries is party or subject to or bound by or pursuant to which any of the Company’s or any of its Subsidiaries’ properties or assets is bound (in each case whether written or oral):

(a)                                 agreements or offer letters with respect to change-in-control, retention or severance;

(b)                                 employment contracts noncompetition agreements or consulting agreements with respect to present or former officers, directors, employees, consultants, independent contractors or stockholders of the Company or any of its Subsidiaries (other than any agreement for “at-will” employment that is terminable without cost or penalty to the Company or any of its Subsidiaries);

(c)                                  agreements to forgive any Indebtedness of any Person to the Company or any of its Subsidiaries;

(d)                                 agreements which restrict the ability of the Company or any Subsidiary to engage in any business activity in any geographic area or line of business, which restrict the ability of the Company and its Subsidiaries to compete with any Person or which otherwise has the effect of prohibiting or impairing any material current business practice of any of them or any acquisition of material property by any of them, in each case, other than customary radius restrictions contained in the Leases;

(e)                                  all agreements pursuant to which the Company or any Subsidiary reasonably expects to make aggregate payments in excess of $250,000 to any third party during any twelve month period which is not terminable by the Company or such Subsidiary without penalty or further liability upon 90 days’ notice or less;

(f)                                   all security bonds;

(g)                                  all franchise agreements;

(h)                                 all agreements relating to “gift card” programs;

(i)                                     all material acquisition, merger or similar agreements under which the Company has continuing material obligations;

(j)                                    all material contracts with any Governmental Entity;

(k)                                 all mortgages, indentures, security agreements and other contracts relating to the incurrence of any Indebtedness of the Company or any of its Subsidiaries;

(l)                                     all contracts that provides for the advancement or loan to any third party in amounts in excess of $25,000 (excluding, for the avoidance of doubt, trade accounts receivable incurred in the Ordinary Course of Business), other than advances for travel and other ordinary course business expenses;

(m)                             all stock redemption or purchase agreements pursuant to which the applicable stock redemption or purchase has not yet been consummated and any agreement with any stockholder of the Company which includes anti-dilution rights, registration rights, voting arrangements, or similar provisions;

(n)                                 all license agreements or other agreements related to Intellectual Property (other than licenses for commercially available off-the-shelf software with a replacement cost and/or annual license fee each not exceeding $10,000), joint venture, joint development, collaboration, partnership, manufacturer, development or supply agreement, in each case that involve payments in excess of $100,000 per annum;

(o)                                 all agreements under which any third party has granted to the Company or any of its Subsidiaries a license or other right with respect to any Intellectual Property or any rights of publicity, including rights to the use of names, likenesses, images, voices, signatures and biographical information, held by such Person (other than licenses related to commercially available software);

(p)                                 all agreements with any Seller or any of their respective Affiliates, or which any Seller or any of their respective Affiliates has entered into for the benefit of the Company or its Subsidiaries, other than those which will be terminated prior to, at or in connection with the Closing without further liability of the Company or its Subsidiaries following such termination; or

(q)                                 all agreements pursuant to which the Company or any Subsidiary reasonably expects to receive aggregate payments in excess of $250,000 during any twelve month period.

The Company has made available to Purchaser a complete and correct copy of each contract listed on Schedule 3.10 (other than contracts listed in response to Section 3.10(f), which Purchaser acknowledges have not been made available), along with all material amendments and modifications thereto (collectively, the “Material Contracts”).  Each Material Contract is valid and in full force and effect and constitutes legal, valid and binding obligations of the Company or any of its Subsidiaries, as applicable, and is enforceable against the Company or such Subsidiary in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Law affecting the enforcement of creditors’ rights generally and equitable principles.  None of the Company or any of its Subsidiaries and, to the Knowledge of the Company, no other party thereto, is in material default under any Material Contract.  Neither the Company nor any Subsidiary has received any written notice that it has breached any of the terms or conditions of any Material Contract.  No event has occurred which with the passage of time or the giving of notice or both would result in a material breach or default under any Material Contract by the Company or any Subsidiary or, to the Knowledge of the Company, by any other party to any Material Contract.

3.11                        Properties.

(a)                                 The Company or a Subsidiary of the Company has good title to or a valid and enforceable leasehold interest in, or enforceable license for, all material buildings, improvements, machinery, equipment and other tangible assets that are used by it in the conduct of the Business as presently conducted.  Each tangible asset is free and clear of all Liens (other than Permitted Liens or Liens granted pursuant to Indebtedness to be repaid at the Closing).

(b)                                 Schedule 3.11 sets forth a complete and correct summary of all real property leases and sub-leases to which the Company or any of its Subsidiaries is party (collectively, the “Leases”).  With respect to each real property lease pursuant to which such real properties are leased, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party thereto, including the landlords under any of the Leases, is in material default under any such Lease.

(c)                                  (i) Sellers have made available to Purchaser true and correct copies of the Leases (including, without limitation, all assignments, subleases, amendments, supplements and other modifications thereof); (ii) neither the Company nor its Subsidiaries, whichever is a party to such Lease, has received any written notice from a landlord claiming any material breach or default by the Company or its Subsidiaries, whichever is a party to such Lease, as tenant under the Lease, which has not been cured; (iii) neither the Company nor its Subsidiaries, whichever is a party to such Lease, has sent written notice to any landlord under any Lease claiming that such landlord is in default, which default remains uncured; and (iv) neither the Company nor its Subsidiaries, whichever is a party to such Lease, are currently claiming or asserting any defenses, counterclaims, set-offs, offsets or abatements of or against, or disputes with respect to the calculation of, the fixed rent, additional rents or any other charges payable under any Lease.

(d)                                 Neither the Company nor any of its Subsidiaries has given any guarantee or indemnity relating to the Leases except as expressly set forth in the copies of the Leases provided to Purchaser.

(e)                                  Neither the Company nor its Subsidiaries owns any real property, except with respect to those buildings and other improvements located on any property subject to a Lease which is a ground lease.

3.12                        Intellectual Property; Information Technology.

(a)                                 Schedule 3.12(a) sets forth a complete and correct list of all registered or otherwise material Intellectual Property which is owned by the Company or its Subsidiaries (including any pending applications to register any such Intellectual Property, collectively, “Owned Intellectual Property”).  Except as set forth in Schedule 3.12(a), the Company or one of its Subsidiaries owns all valid, subsisting and enforceable right, title and interest in and to, or has a valid, subsisting and enforceable license to use, all Intellectual Property that are used by it in the operation of the Business as currently conducted, free and clear of all Liens other than Permitted Liens.

(b)                                 Except as set forth in Schedule 3.12(b), no Person other than the Company and its Subsidiaries has any ownership interest in, or right to receive a royalty or similar payment with respect to any Owned Intellectual Property.  Except as set forth in Schedule 3.12(b), neither the Company nor any Subsidiary has granted any options, licenses, assignments or agreements of any kind relating to any Owned Intellectual Property.

(c)                                  There are no lawsuits, actions, arbitrations, mediations, oppositions or other proceedings pending, or to the Knowledge of the Company, threatened concerning any claim that the Company or any of the Subsidiaries has infringed or otherwise violated any Intellectual Property of any Person.

(d)                                 The Company and its Subsidiaries have taken commercially reasonable measures to protect the secrecy and confidentiality of all trade secrets used in the Business, including, where commercially reasonable, entering into appropriate confidentiality agreements with all officers, directors, employees and other Persons with access to such trade secrets. To the Knowledge of the Company, no unauthorized disclosure of any trade secrets of the Company or any Subsidiary has been made.  Except as set forth in Schedule 3.12(d), neither the Company nor any of its Subsidiaries has disclosed any material Confidential Information to any third party other than pursuant to a confidentiality or non-disclosure agreement which protects the interests of the Company and its Subsidiaries and pursuant to which such third party agrees to protect such Confidential Information or otherwise in accordance with the Company’s and its Subsidiaries’ business practices.

(e)                                  The Company has no Knowledge of any violation, or any claim of any violation, by any of the Company’s or its Subsidiaries’ employees, officers or consultants of any non-disclosure, non-competition, non-solicitation, assignment of inventions or similar agreements or obligations that such employee or consultant has with either the Company, any of its Subsidiaries or any third party.  The Company has not received any notice alleging that any such violation has occurred.

(f)                                   There has been no actual or alleged material breach of security or unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any personal information, confidential or proprietary data or any other such information collected, maintained or stored by the Company or its Subsidiaries or, to the Knowledge of the Company, on their behalf.

3.13                        Environmental Compliance.

Except as set forth on Schedule 3.13, each of the Company and its Subsidiaries is in compliance in all material respects with applicable Environmental Laws with respect to the Company’s operations.

(a)                                 Except as set forth on Schedule 3.13, neither the Company nor any of its Subsidiaries has received any written notice which is outstanding and unresolved regarding any violation of any Environmental Laws, or any liability, including any investigatory, remedial or corrective obligations, relating to the Company or any of its Subsidiaries or their facilities arising under any Environmental Law.

(b)                                 Except as set forth on Schedule 3.13, there is no lawsuit or other material proceeding pending before any court or other Governmental Authority arising under any Environmental Law against the Company or any of its Subsidiaries, nor, to the Company’s Knowledge, is any such lawsuit or other proceeding threatened.

(c)                                  Except as set forth on Schedule 3.13, there is no judgment, decree, injunction, ruling or order of any court or other Governmental Authority arising under Environmental Law and outstanding against the Company or any of its Subsidiaries.

(d)                                 Except as set forth on Schedule 3.13, neither the Company nor any of its Subsidiaries has released any Hazardous Materials in violation in any material respect of any Environmental Laws at any premises owned or leased by the Company or any of its Subsidiaries.

3.14                        Taxes.

(a)                                 Except as set forth on Schedule 3.14, the Company and each of its Subsidiaries have filed in a timely manner all Tax Returns required to have been filed by them, and have paid (or Sellers have paid with respect to the Company or the Company has paid on behalf of the Subsidiaries) in full all Taxes due and payable (whether or not shown to be due and owing on such Tax Returns).  All such Tax Returns are accurate and correct in all respects.  Except as set forth on Schedule 3.14, neither the Company nor any Subsidiary has filed for any extension of time to file any Tax Return which has not since been filed.  Neither the Company nor any Subsidiary has been informed in writing by any Taxing authority that the jurisdiction or agency believes that the Company or any Subsidiary was required to file any Tax Return that was not filed.  There are no Liens for Taxes on any of the assets of the Company or any Subsidiary, except for Liens described in clause (c) of the definition of Permitted Liens.

(b)                                 Except as set forth on Schedule 3.14, neither the Company nor any Subsidiary:  (i) is being audited or has received any written notice that it is to be audited by any Taxing authority; or (ii) has granted any presently operative waiver of any statute of limitations with respect to, or any extension of a period for the assessment or collection of, any Tax.

(c)                                  Neither the Company nor any Subsidiary is a party to any Tax sharing, Tax allocation or Tax indemnity agreement or has an obligation to make a payment under any such agreement or similar arrangement (other than any such agreement entered into in the Ordinary Course of Business and not primarily related to Taxes).  Neither the Company nor any Subsidiary has any liability for the Taxes of any Person as a transferee or successor, or by contract or otherwise except with respect to any agreement entered into in the Ordinary Course of Business and not primarily related to Taxes.

(d)                                 Except for any group consisting of the Company and its Subsidiaries, neither the Company nor its Subsidiaries currently is or has ever been a member of an affiliated group filing a consolidated federal income Tax Return and neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or non-United States law).

(e)                                  Neither the Company nor any of its Subsidiaries: (i) has agreed to, nor are any of them required to, include in income any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method, (ii) has received in writing from the IRS or any other Tax agency any proposed adjustment or a change in accounting method with respect to the Company or any of its Subsidiaries and (iii) has any application pending with the IRS or any other Tax agency requesting permission for any change in accounting method.

(f)                                   Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement which (either alone or in combination with any other events, but excluding any contract, agreement, plan or arrangement entered into with Purchaser after the date of this Agreement) would reasonably be expected to give rise to the payment of any amount (or acceleration of vesting of any amounts or benefits) by the Company or any of its Subsidiaries on which a penalty or excise Tax would reasonably be expected to be imposed pursuant to Sections 280G, 409A or 4999 of the Code.  Neither the Company nor any of its Subsidiaries has incurred any material liability (including as a result of any indemnity obligation) arising out of or related to Section 4999 or 409A of the Code.  Each contract, arrangement, or plan of the Company or any of its Subsidiaries that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 280G of the Code) is in documentary and operational compliance with Section 409A of the Code and the applicable guidance issued thereunder, in each case, in all material respects.

(g)                                  The Company has made available to Purchaser copies of all Tax Returns filed by the Company and its Subsidiaries since December 18, 2008.

(h)                                 The Company and each of Mac Acquisition of Anne Arundel County LLC, Mac Acquisition of Howard Country LLC and Mac Acquisition of Baltimore County LLC (i) has, since its formation, been treated and properly classified as a partnership for federal, state, and local income Tax purposes, (ii) has never filed, or had filed on its behalf, any election to be treated as an association taxable as a corporation for income Tax purposes, and (iii) has never made any election to be excluded from all or any part of Subtitle A, Chapter 1, Subchapter K of the Code.  Each Subsidiary of the Company (other than Mac Acquisition of Anne Arundel County LLC, Mac Acquisition of Howard County LLC, and Mac Acquisition of Baltimore County LLC) is classified for U.S. Federal income tax purposes as a disregarded entity.

(i)                                     The Company has disclosed on its federal income Tax Returns all positions taken therein that would reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.  No power of attorney currently in force has been granted by the Company or any Subsidiary with respect to any Tax matter.  Neither the Company nor any of its Subsidiaries has participated in a Tax shelter or listed transaction within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A), or has engaged in any transaction that would be classified as a reportable transaction with the meaning of Treasury Regulation Section 1.6011-4(b)(i).

(j)                                    The Company and each Subsidiary has withheld and paid all Taxes (and timely filed Forms W-2 and 1099) required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(k)                                 No claim has ever been made by a Governmental Authority or taxing authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that any such Person is or may be subject to taxation by that jurisdiction.

(l)                                     Neither the Company nor any Subsidiary will be required to include any income or gain or exclude any deduction or loss from taxable income after the Closing as a result of (i) any closing agreement under Section 7121 of the Code, (ii) installment sale or open transaction disposition, (iii) any tax elections such as cancellation of indebtedness income under Section 108(i) of the Code, or (iv) prepaid amount, in each case made, entered into or received prior to Closing.

(m)                             Neither the Company nor any of its Subsidiaries is or has been subject to Tax in any non-U.S. jurisdiction other than its place of incorporation or formation by virtue of being resident in or having a branch, permanent establishment, place of control and management or other place of business in such jurisdiction.

(n)                                 The Company and each of Mac Acquisition of Anne Arundel County LLC, Mac Acquisition of Howard County LLC, and Mac Acquisition of Baltimore County LLC has or will have in effect a valid election under Section 754 of the Code and such election will be in effect as of the taxable period that includes Closing.

3.15                        Employee Benefits.

(a)                                 Except as set forth on Schedule 3.15, with respect to current or former employees or other service providers of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries maintain, contribute to or have or would reasonably be expected to have any obligation to contribute to, or have any liability with respect to any (i) qualified defined contribution or defined benefit plans (whether or not terminated) which are employee pension benefit plans (as defined in Section 3(2) of ERISA) (the “Employee Pension Plans”), (ii) funded or unfunded employee welfare benefit plans (as defined in Section 3(1) of ERISA) (“Employee Welfare Plans”), or (iii) plan, policy, program or arrangement, written or unwritten, which provides nonqualified deferred compensation benefits or any other material program, plan, policy or arrangement, whether or not subject to ERISA which provides any employment, bonus, equity-related, loan, termination, retention, change of control, collectively bargained, profit sharing, pension, retirement, health or other welfare, life, disability, accident, vacation, tuition reimbursement, severance, or other fringe benefits (“Other Plans”).  Neither the Company nor any of its Subsidiaries participate in or contribute to, and have not within the past six years participated in or contributed to, any multiemployer plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”), multiple employer plan (for purposes of Section 4063, 4064 or 4066 of ERISA) (“Multiple Employer Plan”), multiple employer welfare arrangement (as defined in Section 3(40) of ERISA) (“Multiple Employer Welfare Arrangement”), or plan subject to Section 412 of the Code or Section 302 of ERISA (“Minimum Funding Plan”).  Neither the Company nor any of its Subsidiaries maintain or have any obligation to provide or contribute to any Employee Welfare Plan or Other Plan which provides post-employment health, accident or life insurance benefits to current or former employees, current or former independent contractors, their spouses, dependents or beneficiaries, other than health benefits required to be provided under Code Section 4980B or other similar laws.  Any Employee Pension Plan, any Employee Welfare Plan, and any Other Plan shall be referred to herein collectively as the “Employee Plans.”

(b)                                 With respect to each Employee Plan, the Company has provided or made available to Purchaser true and complete copies of (i) such Employee Plan, if written, or a description of all material terms of such Employee Plan, if not written, and (ii) to the extent applicable to such Employee Plan:  all trust agreements, insurance contracts or other funding arrangements; the most recent Forms 5500 required to have been filed with the U.S. Department of Labor and all schedules thereto; the most recent IRS determination letter, all current employee handbooks or manuals, all current summary plan descriptions, all material communications received from or sent to the IRS or the U.S. Department of Labor (including a written description of any oral communication); and all material amendments and modifications to any such document.

(c)                                  Neither the Company nor any of its Subsidiaries have, or within the past six years have had, any liability (including as a result of an indemnification obligation) with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV of ERISA, either directly or by reason of affiliation with an ERISA Affiliate.

(d)                                 There are no pending or, to the Knowledge of the Company, threatened claims, actions, complaints, investigations, petitions, suits, or other proceedings in law or in equity (other than routine claims for benefits) against any Employee Plan or any trusts which are associated with such Employee Plans, none of the Employee Plans are under audit or investigation by the Department of Labor, the Pension Benefit Guaranty Corporation or any other agency, and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such claim, action, complaint, investigation, petition, suit or other proceeding.

(e)                                  Except as set forth on Schedule 3.15, since January 1, 2010, the Employee Plans have been operated, maintained, funded and administered in compliance in all material respects with their terms and have been established, operated, maintained, funded and administered in compliance all material respects with the applicable requirements of all applicable laws, including ERISA and the Code.  All material contributions and premiums required to have been paid by the Company and its Subsidiaries to any Employee Plan under the terms and conditions of any such Employee Plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable law have been paid within the time prescribed by such Employee Plan, arrangement or applicable law.

(f)                                   Each Employee Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, is so qualified and has received a current, favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred since the date of such determination letter that would reasonably be expected to adversely affect such qualification or tax-exempt status.

(g)                                  The Company and its Subsidiaries do not have any legally binding plan or commitment to create any additional material Employee Plan or modify or change any existing Employee Plan that would be reasonably expected to result in material liabilities to the Company and its Subsidiaries, except as required by applicable Law.

3.16                        Employment Matters.

(a)                                 Except as set forth on Schedule 3.16(a), neither the Company nor any of its Subsidiaries are party to any collective bargaining agreements or other similar agreement with any labor organization.  There are no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to employees of the Business.

(b)                                 Since January 1, 2010, there has not occurred or, to the Knowledge of the Company, been threatened any strikes, work stoppages, slowdowns, lockouts, picketing, concerted refusal to work overtime, or other material labor dispute with respect to any employee of the Company and its Subsidiaries.  Except as set forth on Schedule 3.16(b), there are no material employment disputes currently pending in any arbitration, grievance procedure, litigation or other proceeding, and there are no material labor disputes pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.  There are no unfair labor practice charges or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or its Subsidiaries.

(c)                                  Except as set forth on Schedule 3.16(c), there are no material complaints, charges, or claims against the Company or its Subsidiaries and, to the Knowledge of the Company, there are no material complaints, charges or claims threatened to be brought or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or its Subsidiaries.

(d)                                 There has been no “mass layoff” or “plant closing” as defined by the federal Worker Adjustment, Retraining and Notification Act or any similar state or local statute (the “WARN Act”) in respect of the Company or its Subsidiaries within the twelve (12) months prior to the date of this Agreement.

(e)                                  Except as set forth on Schedule 3.16(e), the Company and each of its Subsidiaries is in compliance, in all material respects, with all employment and labor related laws, rules, regulations, and ordinances, including such laws relating to labor relations, equal opportunities, fair employment practices, proper characterization as employee or independent contractor, prohibited discrimination and other similar employment activities.

3.17                        No Other Broker.  Except for the arrangements set forth on Schedule 3.17 (the cost and expense of which will be paid by the Company contemporaneously with the Closing), neither the Company nor any of its Subsidiaries has entered into any agreement with any Person to pay any broker’s, finder’s or similar fee in connection with the transactions contemplated hereby.

3.18                        Compliance With Laws.  The Company and each of its Subsidiaries is and, since January 1, 2010, has been in compliance in all material respects with all Laws, decrees, judgments and governmental orders applicable to the business and properties of any of them.  Since January 1, 2010, neither the Company nor any of its Subsidiaries has received, or had filed, commenced or threatened against it, any notice, claim, charge, complaint, action, suit, proceeding, investigation, order or other communication from any Governmental Authority of any alleged, actual or potential material liability or material responsibility under or material violation of or material failure to comply with any applicable Laws which has not heretofore been duly cured and for which there is no remaining liability.

3.19                        Insurance.  The Company has made available to Purchaser correct and complete copies of binders for the Company’s and its Subsidiaries’ current insurance coverages, including their comprehensive general liability, fire and casualty, automobile liability, and workers’ compensation insurance coverages (collectively, the “Policies”).  Except as set forth on Schedule 3.19, there are currently no claims pending against the Company or any of its Subsidiaries under such Policies, and all premiums due and payable with respect to such Policies have been paid. To the Knowledge of the Company, there is no threatened termination of any such Policies.  Neither the Company nor any Subsidiary has been refused, or denied renewal of, any insurance coverage by insurance companies offering such insurance in connection with the ownership or use of its assets or properties or the operation of its business.  Neither the Company nor any Subsidiary has any self-insurance or co-insurance programs.

3.20                        Affiliates.  Except as set forth on Schedule 3.20, no equity holder of the Company or any Subsidiary nor any Affiliate, officer, director, manager or employee of the Company or any Subsidiary is a party to any contract or transaction with the Company or any Subsidiary (except for employment arrangements of the Company or any Subsidiary for compensation and employee benefits for services performed for their businesses), or has any interest in any material assets of the Company or any Subsidiary.  Without limiting the foregoing, except as set forth on Schedule 3.20, to the Company’s Knowledge, no member, officer, director, manager or employee of the Company or any Subsidiary is an officer, manager or director of any material supplier, distributor or licensor of the Company or any Subsidiary.  Notwithstanding anything to the contrary contained herein, for purposes of this Section 3.20, Affiliates of the Company (and its Subsidiaries) will be deemed to exclude any software companies that are portfolio businesses of Golden Gate Private Equity, Inc.

3.21                        Suppliers.  Schedule 3.21 sets forth the name of each of the top ten (10) suppliers of the Company and its Subsidiaries (the “Major Suppliers”) by revenue for the 2012 fiscal year and (ii) the approximate total purchases by the Company or its Subsidiaries from such Supplier during such fiscal year.  There has not been any material adverse change in the business relationship between the Company or its Subsidiaries, on the one hand, and any Major Supplier, on the other hand.  Neither the Company nor any of its Subsidiaries has received notice that any Major Supplier (i) is terminating its relationship with the Company or any of its Subsidiaries, or (ii) shall stop, or materially decrease the rate of, supplying materials, products or services to the Company or any of its Subsidiaries.

3.22                        No Other Representations or Warranties.  Other than the representations and warranties set forth in this ARTICLE III and ARTICLE IV, neither the Company nor any Seller makes any other express or implied representation or warranty with respect to the Blockers, the Company, the Company’s Subsidiaries or the transactions contemplated by this Agreement.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby represents and warrants to Purchaser as of the date hereof, as follows (provided that the representations and warranties contained in Sections 4.6, 4.7 and 4.8 are made only by the Seller named therein):

4.1                               Authority.  Such Seller is a corporation or limited liability company validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation.  Such Seller has all requisite corporate or limited liability company power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Transaction Documents by such Seller and the performance of such Seller’s obligations under this Agreement and the Transaction Documents have been authorized by all necessary action on the part of such Seller.  This Agreement and the Transaction Documents have been duly executed and delivered by such Seller.  This Agreement and the Transaction Documents constitute the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) general principles of equity (whether considered in an action in equity or at law).

4.2                               No Defaults or Conflicts.  Neither the execution and delivery of this Agreement or the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby by such Seller nor the performance by such Seller of its obligations hereunder or thereunder will (i) constitute a breach or result in any violation of the applicable governing documents of such Seller; or (ii) materially conflict with or constitute a material default under:  (A) any material contract to which such Seller is a party; or (B) any applicable Law of any Governmental Authority having jurisdiction over such Seller or any of its assets.

4.3                               No Consents.  No authorization or consent, and no notice to or filing with, any Governmental Authority is required to be obtained or made by such Seller in connection with the execution or performance by such Seller of its obligations under this Agreement.

4.4                               Litigation.  There is no lawsuit or other proceeding pending before any court or other Governmental Authority against such Seller that seeks to enjoin or otherwise prohibit the consummation of the transactions contemplated hereby, and, to such Seller’s Knowledge, there is not any such lawsuit or other proceeding threatened.

4.5                               Brokerage.  Such Seller has not entered into any agreement with any Person to pay any broker’s, finder’s or similar fee in connection with the transactions contemplated by this Agreement.

4.6                               Brinker Title.  Brinker represents and warrants to Purchaser that Brinker is the record and beneficial owner of the equity interests of the Company set forth on Schedule 3.6(a) opposite Brinker’s name, free and clear of all Liens, other than (a) Liens arising under federal and state securities Laws and (b) Liens arising as a result of any action taken by Purchaser.

Except as set forth on Schedule 3.6(a), Brinker is not a party to any option, warrant, right, contract, call, put or other agreement or commitment that requires Brinker to acquire, sell, transfer, or otherwise dispose of any equity interests of the Company or its Subsidiaries (other than this Agreement), and is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any equity interests of the Company or its Subsidiaries.

4.7                               GGC Blocker.

(a)                                 Restaurant Holdings represents and warrants to Purchaser as of the date hereof that (i) GGC Blocker is the record and beneficial owner of the equity interests of the Company set forth on Schedule 3.6(a) opposite GGC Blocker’s name, free and clear of any Liens, other than (A) Liens arising under federal and state securities Laws and (B) Liens arising as a result of any action taken by Purchaser, (ii) Restaurant Holdings is the record and beneficial owner of the GGC Blocker Equity Interests, which GGC Blocker Equity Interests represent 100% of the issued and outstanding capital stock of GGC Blocker, (iii) GGC Blocker was formed solely for the purpose of holding equity interests in the Company and activities incidental thereto, (iv) except for its ownership of equity interests in the Company and activities incidental thereto, GGC Blocker has not conducted any business or operations, (v) GGC Blocker does not have any employees or employee benefit plans, (vi) GGC Blocker does not have any outstanding Indebtedness, and (vii) GGC Blocker does not have any liabilities (whether absolute or contingent, liquidated or unliquidated, known or unknown), other than liabilities related to its ownership of equity interests in the Company and activities incidental thereto (none of which are material in any respect).

(b)                                 GGC Blocker has filed in a timely manner all Tax Returns required to have been filed by it, and has paid (or Restaurant Holdings has paid on its behalf) in full all Taxes due and payable (whether or not shown to be due and owing on such Tax Returns).  All such Tax Returns are accurate and correct in all respects.  GGC Blocker has not filed for any extension of time to file any Tax Return which has not since been filed.  GGC Blocker has not been informed by any taxing authority that the jurisdiction or agency believes that GGC Blocker was required to file any Tax Return that was not filed.  There are no Liens for Taxes on any of the assets of GGC Blocker, except for Liens described in clause (c) of the definition of Permitted Liens.

4.8                               Management Blocker.

(a)                                 Mac Management Investors represents and warrants to Purchaser as of the date hereof that (i) Management Blocker is the record and beneficial owner of the equity interests of the Company set forth on Schedule 3.6(a) opposite Mac Management Investors’ name, free and clear of any Liens, other than (A) Liens arising under federal and state securities Laws and (B) Liens arising as a result of any action taken by Purchaser, (ii) Mac Management Investors is the record and beneficial owner of the Management Blocker Equity Interests, which Management Blocker Equity Interests represent 100% of the issued and outstanding equity interests of Management Blocker, (iii) Management Blocker was formed solely for the purpose of holding equity interests in the Company and activities incidental thereto, (iv) except for its ownership of equity interests in the Company and activities incidental thereto, Management

Blocker has not conducted any business or operations, (v) Management Blocker does not have any employees or employee benefit plans, (vi) Management Blocker does not have any outstanding Indebtedness, and (vii) Management Blocker does not have any liabilities (whether absolute or contingent, liquidated or unliquidated, known or unknown), other than liabilities related to its ownership of equity interests in the Company and activities incidental thereto (none of which are material in any respect).

(b)                                 Management Blocker has filed in a timely manner all Tax Returns required to have been filed by it, and has paid (or Mac Management Investors has paid on its behalf) in full all Taxes due and payable (whether or not shown to be due and owing on such Tax Returns).  All such Tax Returns are accurate and correct in all respects.  Management Blocker has not filed for any extension of time to file any Tax Return which has not since been filed.  Management Blocker has not been informed in writing by any Taxing authority that the jurisdiction or agency believes that Management Blocker was required to file any Tax Return that was not filed.  There are no Liens for Taxes on any of the assets of Management Blocker, except for Liens described in clause (c) of the definition of Permitted Liens.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Sellers as of the date hereof as follows:

5.1                               Formation and Qualification.  Purchaser is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to conduct its business as currently conducted and, upon consummation of the transactions contemplated hereby, to own and operate the Business and the Company and each of its Subsidiaries.

5.2                               Authorization; Enforceability.  The execution and delivery of this Agreement and the Transaction Documents by Purchaser and the performance by Purchaser of its obligations hereunder and thereunder have been authorized by all necessary action on the part of Purchaser.  Purchaser has all necessary power, corporate or otherwise, to execute and deliver this Agreement and the Transaction Documents and perform its obligations hereunder and thereunder.  This Agreement and the Transaction Documents have been duly executed and delivered by Purchaser and constitute the valid and binding obligations of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws, now or hereafter in effect, relating to or limiting creditors’ rights and (b)  general principles of equity (whether considered in an action in equity or at law).

5.3                               No Defaults or Conflicts.  Neither the execution and delivery of this Agreement or the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby by Purchaser nor the performance by Purchaser of its obligations hereunder or thereunder will (i) conflict with, contravene or constitute a breach or default under (whether after giving of notice, lapse of time or both) or result in any violation of the articles of organization or by-laws or other governing documents of Purchaser; (ii) violate or conflict with, or constitute a default (whether after giving of notice, lapse of time or both) under, any Law applicable to Purchaser or by which any property or asset of Purchaser is bound; or (iii) violate or constitute a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation or result in any payment becoming due under, or give rise to any right of termination or amendment of, any material contract, lease, license or other agreement of Purchaser.

5.4                               No Consents.  No authorization or consent, and no notice to or filing with, any Governmental Authority is required to be obtained or made by Purchaser in connection with the execution or performance by Purchaser of its obligations under this Agreement.

5.5                               Litigation.  There is no lawsuit or other proceeding pending before any court or other Governmental Authority against Purchaser that seeks to enjoin or otherwise prohibit the consummation of the transactions contemplated hereby, and, to Purchaser’s Knowledge, there is not any such lawsuit or other proceeding threatened.

5.6                               Investment Intent: Restricted Securities.  Purchaser is acquiring the Purchased Equity Interests solely for Purchaser’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Purchased Equity Interests or dividing its participation herein with others.  Purchaser understands and acknowledges that: (a) none of the Purchased Equity Interests have been registered or qualified under the 1933 Act, or under any securities laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (b) all of the Purchased Equity Interests constitute “restricted securities” as defined in Rule 144 under the 1933 Act; (c) none of the Purchased Equity Interests are traded or tradable on any securities exchange or over-the-counter; and (d) none of the Purchased Equity Interests may be sold, transferred or otherwise disposed of unless a registration statement under the 1933 Act with respect to such Purchased Equity Interests and qualification in accordance with any applicable state securities laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available.  Purchaser is an “accredited investor” as defined in Rule 501(a) of the 1933 Act.

5.7                               Sufficient Funds.  By no later than sixty (60) days after the date of this Agreement (assuming that the conditions to Purchaser’s obligations to consummate the transactions contemplated by this Agreement set forth in ARTICLE IX have been satisfied on or prior to such date (other than those conditions which by their nature are not capable of being satisfied until the Closing Date)), Purchaser will have sufficient funds available to pay the Estimated Purchase Price and any other amounts required to be paid by Purchaser at the Closing.

5.8                               Purchaser’s Examination.  Purchaser acknowledges that:

(a)                                 (i) Purchaser has not relied on the Blockers, the Company, any of the Company’sSubsidiaries or any Seller with respect to any matter in connection with Purchaser’s evaluation of the Blockers, the Company and the Company’s Subsidiaries other than the representations and warranties specifically set forth in ARTICLE III and ARTICLE IV of this Agreement, and (ii) neither the Company nor any Seller is making any representations or warranties, express or implied, of any nature whatsoever other than the representations and warranties of the Company or the Sellers specifically set forth in ARTICLE III or ARTICLE IV of this Agreement.

(b)                                 Purchaser acknowledges that there are uncertainties inherent in attempting to make projections and forecasts and render opinions, Purchaser is familiar with such uncertainties, and Purchaser is not relying on any projections, forecasts or opinions furnished to it by the Sellers, the Blockers, the Company or the Company’s Subsidiaries.

5.9                               Brokerage.  Purchaser has not entered into any agreement with any Person to pay any broker’s, finder’s or similar fee in connection with the transactions contemplated hereby.

5.10                        Financial Statements.  The consolidated financial statements of Purchaser and its Subsidiaries included in Purchaser’s Form 10-Q for the period ending September 10, 2012 have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the Securities and Exchange Commission) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of Purchaser and its Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to the absence of footnotes and normal year-end audit adjustments).  Since September 10, 2012, Purchaser has not suffered an event that has resulted in, or would be reasonably expected to result in, a material and adverse effect upon the business, assets, liabilities, financial condition or operating results of Purchaser and its Subsidiaries, taken as a whole.

5.11                        No Additional Representations.  Except as expressly set forth in this ARTICLE V, Purchaser makes no other representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE VI.
COVENANTS OF THE COMPANY

6.1                               Conduct of Business.  Except as otherwise contemplated by this Agreement or required by applicable Law or as set forth on Schedule 6.1, from the date of this Agreement until the earliest to occur of (x) the Closing or (y) the date this Agreement is terminated pursuant to Section 12.1, the Company (i) will, and will cause each of its Subsidiaries to, (x) conduct their business and operations only in the Ordinary Course of Business and (y) use commercially reasonable efforts consistent therewith to (I) preserve intact the Company’s and its Subsidiaries’ properties, assets and business organization and (II) preserve the relationships of the Company’s and its Subsidiaries’ officers and key employees, material customers and material suppliers and others having material commercially beneficial business relationships with the Company and its Subsidiaries and (ii) will not, and will cause each of its Subsidiaries not to, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent may be granted or withheld in the sole discretion of Purchaser with respect to Sections 3.5(d), (f), (k), (n), (o) and (q)), take any action to the extent that such action would, if such action had taken place prior to the date of this Agreement, have resulted in a disclosure being made pursuant to the terms set forth in Section 3.5(b) through 3.5(z) (other than Section 3.5(e), and other than with respect to Section 3.5(m), but only to the extent that a director, officer, consultant or independent contractor thereunder is terminated for cause).

6.2                               Access to Information; Confidentiality.

(a)                                 From the date of this Agreement until the earliest to occur of (x) the Closing or (y) the date this Agreement is terminated pursuant to Section 12.1, the Company will, and will cause each of its Subsidiaries to, during regular business hours and upon reasonable request give Purchaser and its authorized representatives (including its employees and accounting and legal representatives) reasonable access to all books, records, key personnel, independent accountants, legal counsel, offices and other facilities and properties of the Company and each of its Subsidiaries and other things reasonably related to the Business; provided, however, that (i) any such access shall not unreasonably interfere with the business or operations of the Company or its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries shall be obligated to provide any access to any documents or data which they are prohibited from doing so pursuant to applicable Law or which are subject to attorney-client privilege, and (iii) Purchaser shall not negotiate with any customer or supplier or other material business relation of the Company or any of its Subsidiaries regarding their respective relationships with the Company and its Subsidiaries without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that Purchaser shall not otherwise be prohibited from speaking with any such Persons so long as Purchaser consults with the Company in good faith regarding such conversations.

(b)                                 Any confidential information provided to, or obtained by, Purchaser from the Company, any of its Subsidiaries or any of their respective representatives shall be subject to the terms and conditions of that certain Confidentiality Agreement, dated as of July 20, 2012, between Mac Acquisition and Purchaser (the “Confidentiality Agreement”).

ARTICLE VII.
COVENANTS OF PURCHASER AND THE COMPANY

7.1                               Post-Closing Cooperation.  After the Closing, each party shall cooperate with the other to the extent reasonably requested, and make available to the requesting party all financial, insurance, Tax and other information (including reasonable access to books and records, accounting systems and personnel) with respect to any fiscal period ending on or prior to the Closing Date to the extent required by the requesting party in connection with (i) any audit or other investigation by any taxing authority, (ii) the prosecution or defense of any Tax claims or related litigation, (iii) the preparation by the requesting party of Tax Returns or any other reports or submissions to any Governmental Authority required to be made, or (iv) in connection with the contesting by either party or defending by either party against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand with respect to any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, failure to act or transaction involving the Business on, prior to or after the Closing Date; provided, however, that in any such case, such cooperation and availability of information shall be done in a manner so as to not unreasonably interfere with the normal business of the cooperating party, and the requesting party shall bear all out-of-pocket costs and expenses reasonably incurred by the other party hereto in connection with providing such assistance.

7.2                               Indemnification and Insurance.

(a)                                 For a period of six (6) years after the Closing, Purchaser will cause the Blockers, the Company and the Company’s Subsidiaries not to amend, repeal or modify any provision in its organizational documents relating to the exculpation or indemnification of any current or former officers, directors, employees, representatives and agents (unless required by Law), it being the intent of the parties that the current and former officers, directors, employees, representatives and agents of the Blockers, the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification to the full extent of the Law.

(b)                                 At or prior to the Closing, the Company may purchase (at Sellers’ cost) a run off (i.e., “tail”) policy or endorsement with respect to the current policy of directors’ and officers’ liability insurance (the “Tail Policy”) providing for coverage substantially similar to the director and officer liability coverage maintained by the Company as of immediately prior to the date hereof and covering claims asserted within six (6) years after the Closing arising from facts or events that occurred at or before the Closing.

(c)                                  Notwithstanding anything to the contrary in this Agreement, each Seller hereby agrees that it will not make any claim for indemnification against Purchaser, the Company or any of its Subsidiaries by reason of the fact that such Seller was a controlling person, director, employee or representative of the Company or any of its Subsidiaries with respect to any claim brought by Purchaser against any Seller relating to this Agreement or any of the transactions contemplated hereby.

(d)                                 Notwithstanding anything to the contrary herein, any Person (including any current or former directors, officers or employees) shall first seek recovery against the Tail Policy for any claim of exculpation or indemnification or expense advancement or reimbursement and, if the Tail Policy does not satisfy such claims in full, only thereafter seek to recover any additional payments from Purchaser, the Company or any of its Subsidiaries; provided that former directors of the Company or its Subsidiaries which were appointed by Restaurant Holdings or its Affiliates (other than the Company and its Subsidiaries) shall not be entitled to indemnification under this Section 7.2 for any deductible amounts payable in respect of the Tail Policy.

(e)                                  During the six (6) year period commencing on the Closing Date, if the Blockers, the Company or any of the Company’s Subsidiaries or any of their respective successors or assigns (i) shall merge into or consolidate with any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation, merger or acquisition or (ii) shall transfer all or substantially all of its respective properties and assets to any individual, corporation or other entity, then in each such case proper provisions shall be made so that the successors or assigns of such Person shall assume all of the obligations set forth in this Section 7.2.

(f)                                   The provisions of this Section 7.2 are intended to be for the benefit of, and will be enforceable by, each such Person entitled to indemnification, his or her heirs and his or her representatives.

7.3                               Cooperation.  From the date of this Agreement until the earliest to occur of (x) the Closing or (y) the date this Agreement is terminated pursuant to Section 12.1, none of the parties hereto shall take any action, or permit any of its Affiliates to take any action, to materially diminish the ability of any party to consummate, or materially delay any party’s ability to consummate, the transactions contemplated hereby, including taking any action that is intended or would reasonably be expected to result in any of the conditions to any  party’s obligations to consummate the transactions contemplated hereby to not be satisfied.

7.4                               Transfer Taxes.  All transfer Taxes, if any, incurred in connection with this Agreement and the transactions contemplated hereby will be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Sellers, and Sellers shall, at their own cost and expense, prepare and file all necessary Tax Returns and other documentation with respect to all such transfer Taxes.

7.5                               Personnel Matters.

(a)                                 For purposes of eligibility and vesting and benefit accruals and participation under any employee compensation, incentive, severance and other benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of employees of the Company and its Subsidiaries as of and after the Closing by Purchaser, the Company or their Subsidiaries (each, a “Purchaser Plan”), Purchaser shall give employees of the Company and its Subsidiaries full credit for the service of such employees with the Company and its Subsidiaries to the same extent recognized by the Company and its Subsidiaries immediately prior to the Closing, without duplication of benefits, and all of the foregoing Purchaser Plans shall be applicable to employees of the Company and its Subsidiaries to the same extent they would be applicable to employees of the Purchaser and its Subsidiaries as if such employee of the Company or its Subsidiaries had been employed by the Purchaser or its Subsidiaries for the entire duration of his or her employment period, without duplication of benefits.  With respect to each Purchaser Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA), Purchaser shall, and shall cause the Company and its Subsidiaries to, (i) cause to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, employees of the Company and its Subsidiaries under similar plans maintained by the Company and its Subsidiaries immediately prior to the Closing Date.

(b)                                 Nothing contained in this Section 7.5 shall obligate Purchaser or any of its affiliated companies to employ any employee of the Company or any of its Subsidiaries for any period of time after the Closing, and this Section 7.5 shall not be construed to limit the ability of Purchaser or any of its Affiliated companies to terminate the employment of any employee of the Company or any of its Subsidiaries following the Closing in accordance with applicable law and any pre-existing contractual relationship or to amend, modify or terminate any Purchaser Plan.  The parties hereto acknowledge and agree that all provisions contained in this Section 7.5 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights in any other Person or entity, including, without limitation, any employee or other service provider of the Company and its Subsidiaries.

7.6                               Public Announcements.  Prior to issuing any press release or making any public announcement regarding this Agreement or the transactions contemplated hereby, Purchaser shall give the Representative advance notice and the opportunity to review any such proposed press release or public announcement, and shall reasonably consider the comments of the Representative made to such press release or public announcement.

7.7                               Records.  With respect to any books and records of the Company and each of its Subsidiaries that relate to matters occurring on or prior to the Closing Date: (a) for a period of seven years after the Closing Date, Purchaser shall not permit their destruction or disposal without first offering to surrender them to the Representative and (b) where there is legitimate purpose, including an audit of any Seller by the IRS or any other taxing authority, Purchaser shall allow Sellers and their respective representatives or agents, during regular business hours, reasonable access to such books and records and the ability to inspect and copy the same or (if required) obtain the originals thereof, with all associated costs and expenses to be borne by the Sellers.  Sellers shall retain copies of all Tax Returns, schedules, workpapers, records, and other documents in their possession relating to Tax matters with respect to the Company and its Subsidiaries until the earlier of (a) five years after the Closing Date and (b) expiration of the relevant statute of limitations.  Where there is legitimate business purpose, including an audit of the Company or any of its Subsidiaries by the IRS or any other taxing authority, Sellers shall, subject to entry by Purchaser into a customary access and confidentiality agreement acceptable to the Representative, allow Purchaser and its respective representatives or agents, during regular business hours, reasonable access to such books and records and the ability to inspect and copy the same or (if required) obtain the originals thereof, with all associated costs and expenses to be borne by Purchaser.

7.8                               WARN Act Notice.  Purchaser shall be solely responsible for providing any notice required under the WARN Act in respect of the termination after the Closing of the employment of any employee of the Company or any of its Subsidiaries located in the United States, and shall indemnify and holder Sellers harmless from any liability arising from any failure of Purchaser to comply fully with the foregoing covenant.

7.9                               Certain Consents.  Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts or other agreements to which the Company or one of its Subsidiaries is a party or from Governmental Authorities to which the Company or one of its Subsidiaries is subject, and that such consents have not been obtained and may not be obtained.  Purchaser agrees that none of Sellers, the Company or any Subsidiary of the Company shall have any liability whatsoever to the Purchaser Indemnified Persons (and the Purchaser Indemnified Persons shall not be entitled to assert any claims) arising solely out of or relating solely to the failure to obtain any such consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration of obligation or termination of or loss of right as a result thereof and that no condition of Purchaser shall be deemed not to be satisfied as a result of the failure to obtain any such consent or as a result of any such default, acceleration of obligation or termination or loss of right or any action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such default, acceleration or termination or loss of right.  Any cooperation furnished by the Company and its Subsidiaries to Purchaser in obtaining or pursuing any such consents will not include any requirement of the Company, any of its Subsidiaries, or any Seller to expend money, commence any litigation or arbitration proceeding, or offer or grant any accommodation (financial or otherwise) to any third party.

7.10                        Tax Matters.

(a)                                 Within one-hundred and twenty (120) days after the Closing Date (but in any event no later than the due date under applicable Law, taking into account valid extensions, of such Tax Returns), the Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Blockers, the Company and the Company’s Subsidiaries which are required to be filed after the Closing Date for any Taxable period ending on or prior to the Closing Date.  No later than five Business Days prior to filing any such Tax Return, the Representative shall submit such Tax Return to Purchaser for its review and comment.  Purchaser, the Company and its Subsidiaries shall provide the Representative with any reasonably requested assistance in preparing such Tax Returns, including any requisite powers of attorney.  All such pre-Closing Tax Returns shall be prepared in a manner consistent with past practice except as otherwise required by applicable Law.  Sellers shall pay and discharge all income Taxes shown to be due on such pre-Closing Tax Returns before the same shall become delinquent and before penalties accrue thereon.  Purchaser shall prepare and timely file all Tax Returns required to be filed by or with respect to the Blockers, the Company and the Company’s Subsidiaries for the Straddle Period (“Straddle Period Tax Returns”).  The Representative shall have a reasonable opportunity to review and comment on such Straddle Period Tax Returns, and Purchaser shall not file any Straddle Period Tax Returns without the consent of the Representative, not to be unreasonably withheld.  Purchaser shall pay and discharge all Taxes shown to be due on such Straddle Period Tax Returns.  No later than ten (10) Business Days prior to the due date of each such Straddle Period Tax Return, the Representative (on behalf of Sellers) shall pay or cause to be paid to Purchaser (or the Blockers or the Company) the amount of income Taxes shown as due which is attributable to the portion of the Straddle Period ending on the Closing Date.

(b)                                 For purposes of this Agreement, with respect to any taxable period beginning before and ending after the Closing Date (a “Straddle Period”), the amount of Taxes of the Blockers, the Company and the Company’s Subsidiaries attributable to the portion of such Straddle Period ending on the Closing Date shall be determined based upon a hypothetical closing of the taxable year on the Closing Date with the Closing Date being included in the portion of such Straddle Period ending on the Closing Date; provided, however, that real and personal property taxes and other taxes which are not based on income or receipts shall be determined by reference to the relative number of days in the portion of such Straddle Period ending on the Closing Date and in the portion of such Straddle Period beginning on the day after the Closing Date.

(c)                                  Purchaser and its Affiliates (including on or after the Closing Date, the Blockers, the Company and the Company’s Subsidiaries) shall not file, or cause to be filed, any restatement or amendment of, modification to, or claim for refund relating to, any Tax Return of the Blockers, the Company or any of the Company’s Subsidiaries for any Taxable period that begins prior to the Closing Date (regardless of whether such Taxable period ends prior to the Closing Date without the prior written consent of the Representative.

(d)                                 The Representative shall have the right to control, and Purchaser shall have the right to participate in, any audit, litigation or other proceeding with respect to Taxes and Tax Returns that relate in whole or in part to Taxable periods of the Blockers, the Company or any of the Company’s Subsidiaries ending on or before the Closing Date.  Purchaser shall have the right to participate in any such matter and the Representative shall keep Purchaser reasonably informed of the details and status of such matter (including providing Purchaser with copies of all written correspondence regarding such matter).  The Representative shall not settle any such proceedings without the prior written consent of Purchaser, not to be unreasonably withheld.  Purchaser shall provide the Representative with prompt notice of any written inquiries, audits, examinations or proposed adjustments by the Internal Revenue Service or any other Taxing authority that relate to any such Taxable periods within five days of the receipt of such notice.  If the Representative elects not to control any such audit, litigation, or other proceeding, and timely notifies Purchaser in writing of such election, then Purchaser shall control such matter, provided in such case that (i) the Representative shall have the right to participate in any such matter at its own cost and expense and (ii) Purchaser shall keep the Representative reasonably informed of the details and status of such matter (including providing the Representative with copies of all written correspondence regarding such matter).  Purchaser shall not settle any such proceedings without the written consent of the Representative, not to be unreasonably withheld.  Purchaser shall have the right to control any audit, litigation or other proceeding with respect to Taxes and Tax Returns of the Blockers, the Company and the Company’s Subsidiaries that relate in whole or in part to the Straddle Period.  Purchaser shall not settle any such proceedings without the prior written consent of the Representative, not to be unreasonably withheld.

(e)                                  Any refunds of Taxes after the Closing Date in respect of Taxes (including interest paid therewith) that were paid prior to the Closing Date with respect to any Taxable periods ending on or before the Closing Date and the pre-Closing portion of the Straddle Period (including in the form of estimated Tax payments) and are received by Purchaser, the Blockers, the Company or any of its Subsidiaries after the Closing Date, (any such refund, a “Pre-Closing Tax Refund”), shall be for the account of Sellers to the extent not included in the calculation of Transaction Tax Benefits.  Purchaser shall pay over the full amount of any such Pre-Closing Tax Refund, as directed by the Representative, within twenty Business Days after receipt thereof.  Purchaser will, if the Representative reasonably requests and at the Representative’s expense, cause the relevant entity to file for and obtain any refunds to which the Sellers may be entitled hereunder.  With the prior written consent of the Representative, and subject to Section 7.10(g), Purchaser may elect (or cause any of the Blockers or the Company to elect) to carryback items of loss, deductions or other Tax items from post-Closing periods to pre-Closing periods, in which case the refunds or credits of Taxes attributable to such carryback shall be for the account of Purchaser.  Any refunds or credits of Taxes of the Company and its Subsidiaries for any Straddle Period shall be apportioned between the Sellers and Purchaser in the same manner as the liability for such Taxes is apportioned pursuant to Section 7.10(b).  If the amount of any refund or credit of Taxes that was paid to the Sellers or Representative is subsequently disallowed or reduced by any Governmental Authority then the Sellers or Representative shall promptly pay to Purchaser the amount of such disallowed or reduced refund or credit.  Subject to Section 7.10(g), any refund or credit of Taxes of the Blockers, the Company or any of the Company’s Subsidiaries for any Tax period, and the portion of any Straddle Period, beginning after the Closing Date shall be for the account of Purchaser.

(f)                                   No party hereto nor any Affiliate thereof shall make an election under Section 338 of the Code or any similar provision of foreign, state or local law in respect of the purchase and sale of the Purchased Equity Interests or the other transactions contemplated by this Agreement.

(g)                                  The Parties intend that the Blockers will join Purchaser’s consolidated tax group upon the Closing, and as a result the Tax year of the Blockers will end for Federal income Tax purposes as of the end of the Closing Date.  A similar result is intended for state and local income Tax purposes as well.  In the event that the calculation of the Taxes of the Blockers and the Company for the taxable period (or portion thereof) ending on the Closing Date results in a net loss (taking into account the deductions for amounts paid to terminate the equity plans or similar compensation arrangements as per Treasury Regulations Section 1.1502-76), then the Blockers and the Company shall, if possible, carry back the net loss (except to the extent attributable to any deductions taken into account in the calculation of Transaction Tax Benefits) to prior years in order to generate a refund for Sellers’ benefit.  In the event such net loss (or a portion thereof, but not including any deductions taken into account in the calculation of Transaction Tax Benefits) generates a Tax refund or offset against current Tax in the post-Closing portion of the Straddle Period or any subsequent post-Closing tax period, Purchaser shall make a payment to the Representative (on behalf of Sellers) in an amount equal to such refund or offset.

(h)                                 In the event that a dispute arises between Sellers and Purchaser as to the amount of Taxes or indemnification or any matter relating to Taxes attributable to the Blockers, the Company, the Company’s Subsidiaries or the Business, the Parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate Party.  If such dispute is not resolved within thirty (30) calendar days thereafter, the Parties shall submit the dispute to an independent accounting firm mutually chosen by Purchaser and the Representative (which firm shall not be the regular accounting firm of Purchaser or Sellers) for resolution, which resolution shall be final, conclusive and binding on the Parties.  Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the independent accounting firm in resolving such dispute shall be borne equally by Sellers, on one hand, and Purchaser, on the other hand.

7.11                        Financial Statements Cooperation.  To the extent reasonably requested by Purchaser, the Company and its Affiliates shall reasonably cooperate with Purchaser’s efforts to prepare financial statements of the Company and its Subsidiaries as are required by Purchaser to satisfy any public filing requirements which will be applicable to the Company and its Subsidiaries after the Closing Date; provided, however, that, (a) the cooperation of the Company and its Subsidiaries shall be provided during regular business hours and shall not unreasonably interfere with the business or operations of the Company or its Subsidiaries and shall be at the sole cost and expense of Purchaser (and any fees and expenses incurred in connection therewith shall not be Transaction Expenses and shall be promptly reimbursed by Purchaser) and (b) the Company and its Subsidiaries shall have no obligation to retain or engage any third party accountants or other outside advisors in connection with such cooperation and shall not otherwise be required to execute or deliver any certificates regarding such financial statements or make any representations, warranties or covenants or deliver any legal opinions or certificates in support thereof or in connection therewith.  Purchaser’s obligation to consummate the transactions contemplated by this Agreement shall in no way be conditioned on, or subject to, the preparation or delivery of any such financial statements.

7.12                        Confidentiality.  Effective as of the Closing, the Confidentiality Agreement shall terminate with respect to information relating to the Company and its Subsidiaries.  From and after the Closing and until the second (2) anniversary of the Closing, Sellers shall, and shall cause their Affiliates to, treat and hold as confidential all Confidential Information.  In the event that Sellers are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Sellers shall (to the extent feasible and legally permissible) notify Purchaser promptly of the request or requirement so that Purchaser may seek at its own expense an appropriate protective order or waive compliance with the provisions of this section.  If, in the absence of a protective order or the receipt of a waiver hereunder, Sellers are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, Sellers may disclose the Confidential Information to the tribunal; provided that Sellers shall endeavor to obtain, at the request of Purchaser and at Purchaser’s expense, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate. The obligations set forth in this Section 7.12 shall not apply to any portion of the Confidential Information: (a) which is now generally known to the public or from and after the time it becomes so known, provided that the Confidential Information becomes known through no disclosure by Sellers in violation of this Section 7.12 or by anyone receiving the Confidential Information, directly or indirectly, from Sellers in violation of this Section 7.12; (b) was available to the such third party on a non-confidential basis from a source other than Sellers; (c) has been independently acquired or developed without violating this Agreement and without reference to any other Confidential Information; (d) which is commercial information regarding vendors, suppliers and other persons who are common to both the Company and the other restaurant businesses which may be conducted by any Seller; or (e) which is reasonably necessary or required for use by Brinker in respect of guarantees of certain of the leases of the Company and its Subsidiaries.

7.13                        Release.  Effective upon the Closing, except with respect to a claim arising pursuant to the terms of this Agreement (including Section 7.2 and ARTICLE XI hereof) or the other agreements contemplated hereby, including a Seller’s right to seek contribution from any other Seller with respect to a Seller’s indemnification obligations arising under this Agreement (“Contribution Rights”), each Seller, in its capacity as such, on behalf of itself and its Affiliates, assigns and heirs (in each case in their capacity as an Affiliate, assign or heir of a Seller hereunder), hereby unconditionally and irrevocably waives, releases and forever discharges each of Purchaser, the Company and each of their respective past and present directors, officers, employees, agents, predecessors, successors, assigns, equityholders, partners, insurers, and Affiliates (each in their capacity as such, the “Released Parties”) from any and all liabilities of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, which such Seller now has or may hereafter have against the Released Parties, by reason of any matter, cause, act, omission or thing whatsoever existing or occurring prior to the Closing and such Seller shall not seek to recover any amounts in connection therewith or thereunder from the Released Parties; provided that this release shall not apply or otherwise include any claims or rights existing or occurring on or after the Closing.  Each Seller understands that this is a full and final release of all claims, demands, causes of action and liabilities of any nature whatsoever released in this Section 7.13, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Released Parties by reason of any matter, cause, act, omission or thing whatsoever existing or occurring prior to the Closing, except as expressly set forth in this Section 7.13.  To the extent permitted by law, each Seller expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims.  Each Seller understands the significance of its release of unknown claims and its waiver of statutory protection against a release of unknown claims.

7.14                        Standstill.

(a)                                 From the date hereof until the earliest to occur of (x) the Closing or (y) the date this Agreement is terminated pursuant to Section 12.1, Sellers and the Company shall not, and shall cause their respective Affiliates, their respective representatives and their Affiliates’ respective representatives not to, directly or indirectly: (a) encourage, solicit, initiate, facilitate or continue discussions, proposals, inquiries, or offers regarding an Acquisition Proposal; (b) enter into discussions or negotiations with, or provide any information to (including, without limitation, by way of providing access to the management of the Company), any Person concerning a possible Acquisition Proposal; or (c) enter into any letter of intent, memorandum of understanding, commitment, agreement or other instrument (whether or not binding) regarding an Acquisition Proposal.  Sellers and the Company shall, and shall cause their respective Affiliates, their respective representatives and their Affiliates’ respective representatives to, immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to an Acquisition Proposal.  Sellers and the Company shall not, and shall cause their respective Affiliates, their respective representatives and their Affiliates’ respective representatives not to, respond to any inquiry made by any Person concerning any Acquisition Proposal (including Persons with whom Sellers, the Company or their respective representatives may have had discussions prior to the date hereof); provided, however, that the Company and its Affiliates and their respective representatives shall be permitted to provide a response limited to advising the initiator of such inquiry that a prospective purchaser has been granted an exclusive right to negotiate concerning a transaction with the Company, without identifying the Purchaser.

(b)                                 For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than the Purchaser or any of its Affiliates) concerning: (a) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Blockers, the Company or any Subsidiary; (b) the issuance or acquisition of shares of capital stock or other equity securities of the Blockers, the Company or any Subsidiary; or (c) the sale, lease, exchange or other disposition of any significant portion of any properties or assets of the Blockers, the Company or any Subsidiary (other than sales and dispositions of inventory and assets made in the Ordinary Course of Business).

(c)                                  In addition to the other obligations under this Section 7.14, Sellers or the Company shall promptly advise the Purchaser in writing of any Acquisition Proposal received by Sellers, the Company, their respective Affiliates, their respective representatives and their Affiliates’ respective representatives, the material terms and conditions of such Acquisition Proposal, and the identity the Person making the same; provided, however, that Sellers shall not be required to disclose any of the foregoing if the Company is subject to a contractual confidentiality provision in effect as of the date thereof that would prohibit such disclosure.

(d)                                 The Sellers and the Company agree that the rights and remedies for noncompliance with this Section 7.14 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Purchaser and that money damages would not provide an adequate remedy to the Purchaser.

7.15                        Financing.

(a)                                 From the date hereof until the earliest to occur of (x) the Closing or (y) the date this Agreement is terminated pursuant to Section 12.1, the Company agrees to use commercially reasonable efforts to provide, and shall cause its Subsidiaries to use commercially reasonable efforts to provide, and shall use its commercially reasonable efforts to cause its and its Subsidiaries’ respective officers, directors, employees, accountants, consultants, investment bankers, legal counsel, agents and other advisors and representatives (collectively the “Company Representatives”) to provide, all customary cooperation in connection with the arrangement of the debt financing (the “Debt Financing”) contemplated by the that certain debt financing commitment letter between the Purchaser and the financial institutions therein (in the form provided to the Company on the date hereof, the “Debt Commitment Letter”), as may be reasonably requested by Purchaser, in order to satisfy the requirements set forth in the Debt Commitment Letter and otherwise to consummate the Debt Financing, including using commercially reasonable efforts to (i) furnish Purchaser and the lenders and lead arrangers (collectively, the “Financing Parties”), as promptly as reasonably practicable with the information and other data regarding the Company and its Subsidiaries necessary to satisfy the conditions set forth under the caption “Syndication” in the Debt Commitment Letter to consummate the Debt Financing at the time the Debt Financing is to be consummated; (ii) participate in a reasonable number of meetings, due diligence sessions and sessions with the Financing Parties, prospective lenders and ratings agencies that are customary for financings of a type similar to the Debt Financing; (iii) assist Purchaser and the Financing Parties in the preparation of any lender presentations, bank information memoranda and similar documents requested by Purchaser and required in connection with the Debt Financing; (iv) execute and deliver any customary credit agreements, and pledge and security documents and otherwise reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, other definitive financing documents or other certificates, customary closing certificates and documents as may be reasonably requested by Purchaser; provided, that any obligations contained in all such agreements and documents shall be subject to the occurrence of the Closing and effective no earlier than the Closing, and the Sellers shall have no liability to the Financing Parties or any of their respective Affiliates for any claims regarding any representations, warranties, covenants or other certifications, commitments or agreements set forth therein; and (v) provide reasonable documentation and other reasonable information about the Company and each of its Subsidiaries as is requested in writing by the Financing Parties and relates to applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act; provided, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries.  Notwithstanding the foregoing, (v) none of the Company or any of its

Subsidiaries nor any of the Company Representatives shall be required to pay any commitment or other similar fee or incur prior to the Closing Date any other liability or obligation in connection with the financings contemplated by the Debt Commitment Letter or other Debt Financing, (w) none of the Company, its Subsidiaries or the Company Representatives shall be required to execute or enter into or perform any agreement with respect to the financing contemplated by the Debt Commitment Letter that is not contingent upon the Closing or that would be effective prior to the Closing Date (and for the avoidance of doubt, the board of directors of Purchaser shall enter into or provide any resolutions, consents, approvals or other closing arrangements on behalf of the Company and its Subsidiaries as may be required by the lenders pursuant to the Debt Commitment Letter at, or as of, the Closing), (x) the Company shall not be required to make any representations, warranties or certifications as to which, after the Company’s use of reasonable best efforts to cause such representation, warranty or certification to be true, the Company has in its good faith determined that such representation, warranty or certification is not true (and the Sellers shall not in any case be required to make or otherwise liable for such representations , warranties and certifications), (y) the Company shall not be required to become subject to any obligations or liabilities with respect to such agreements or documents prior to the Closing (and the Sellers shall in any case not be subject to any such obligations and liabilities), and (z) nothing shall obligate the Company or any of its Subsidiaries to provide, or cause to be provided, any information or take any action to the extent it would result in a violation of Law or third party confidentiality arrangement or loss of any attorney-client privilege.  The Company and the Company’s Representatives shall be given a reasonable opportunity to review and comment on any materials that are to be presented during any meetings conducted in connection with the Debt Financing, to the extent such materials relate to the Company or its Subsidiaries, and Parent shall consider any additions, deletions or changes suggested thereto by the Company and its representatives.  It is understood that Purchaser shall have no condition to Closing that its Debt Financing is actually obtained.

(b)                                 Purchaser shall indemnify and hold harmless the Sellers, the Company, its Subsidiaries and the Company’s Representatives from and against any and all losses, actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, dues, fines, costs, reasonable amounts paid in settlement, obligations, expenses, and fees, out-of-pocket costs or expenses, liabilities or other damages, including interest, penalties and out-of-pocket attorneys’ fees and disbursements suffered or incurred by them in connection with the arrangement of the Debt Financing and the performance of their respective obligations under Section 7.15(a) and any information utilized in connection therewith (except with respect to matters arising out of any fraud or any willful and intentional misrepresentation or omission by the Sellers with respect to any information provided by or on behalf of the Company and its Subsidiaries pursuant to Section 7.15(a)).  Purchaser shall, on demand and in any case on the Closing Date, reimburse the Sellers, the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses incurred by the Sellers, the Company or its Subsidiaries (including those of its accountants, consultants, legal counsel, agents and other Company Representatives) in connection with the cooperation required by Section 7.15(a).

ARTICLE VIII.
COVENANTS OF THE SELLERS

8.1                               Non-Solicitation.

(a)                                 For a period of two (2) years from and after the Closing Date, neither Restaurant Holdings nor Mac Management Investors shall solicit for employment any management employee of the Company or its Subsidiaries (including any restaurant manager) (such employees, the “Management Employees”) without the prior written consent of the Purchaser, such consent to be granted or withheld in the sole discretion of the Purchaser; provided, however, that, nothing in this Section 8.1 shall be deemed to prohibit any Person from (i) placing advertisements in newspapers or other media of general circulation advertising employment opportunities, or using an executive search firm, and, subject to Section 8.1(b), hiring any Management Employee who responds to any such general solicitation or otherwise initiates any inquiry with or otherwise contacts any such Person or (ii) subject to Section 8.1(b), hiring any Management Employee who is no longer employed by the Company or its Subsidiaries (whether due to resignation, termination or retirement).

(b)                                 Notwithstanding anything set forth in Section 8.1(a), any Management Employee who resigns, retires or is terminated for cause from his or her employment with the Company or its Subsidiaries (including as a result of accepting employment in accordance with Section 8.1(a)(i)) shall be prohibited from commencing employment with Restaurant Holdings or Mac Management Investors for a period of three (3) months from the date of such resignation, retirement or termination for cause.  In the event that any Management Employee is terminated by the Company or its Subsidiaries without cause, such three (3) month period shall not be applicable.

(c)                                  Each of Restaurant Holdings and Mac Management Investors acknowledges and agrees that money damages shall not be an adequate remedy for any breach of the provisions of this Section 8.1 and that, in such event, Purchaser shall be entitled to seek specific performance or injunctive relief from any court of competent jurisdiction in order to enforce any violations of the provisions of this Section 8.1.

ARTICLE IX.
CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject only to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived by Purchaser in writing:

9.1                               Material Adverse Effect.  There shall not have been a Material Adverse Effect since the date of this Agreement.

9.2                               Performance.  The Company and each Seller shall have performed and complied in all material respects with all agreements and covenants set forth in this Agreement to be performed and complied with by them prior to or on the Closing Date (provided that Section 7.15 shall not be subject to this Section 9.2).

9.3                               Company Certificate.  Purchaser shall have received (a) a certificate, dated as of the Closing Date, signed by a duly authorized officer of the Company, in the form attached hereto as Exhibit B-1, stating that the conditions set forth in Sections 9.1 and 9.2 have been satisfied and (b) a certificate, dated as of the Closing Date, signed by a duly authorized officer of each Seller, in the form attached hereto as Exhibit B-2, stating that the conditions set forth in Section 9.2 which apply to such Seller have been satisfied.

9.4                               Legal Prohibition.  The consummation of the transactions contemplated hereby shall not be prohibited by any Law, and no Governmental Authority shall have instituted a proceeding at or prior to the Closing which prohibits the consummation of the transactions contemplated hereby.

9.5                               Deliverables.  The Sellers shall have delivered to the Purchaser each item specified in Section 2.6(a).

ARTICLE X.
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SELLERS

The obligation of the Company and the Sellers to consummate the transactions contemplated by this Agreement shall be subject only to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived by the Representative (on behalf of the Company and the Sellers) in writing:

10.1                        Performance.  Purchaser shall have performed and complied in all material respects with all agreements and covenants set forth in this Agreement to be performed and complied with by Purchaser prior to or on the Closing Date.

10.2                        Certificate.  The Representative shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer or other authorized officer of Purchaser, in the form attached hereto as Exhibit C, stating that the condition set forth in Section 10.1 has been satisfied.

10.3                        Legal Prohibition.  The consummation of the transactions contemplated hereby shall not be prohibited by any Law, and no Governmental Authority shall have instituted a proceeding at or prior to the Closing which prohibits the consummation of the transactions contemplated hereby.

10.4                        Deliverables.  The Purchaser shall have delivered to the Representative each item specified in Section 2.6(b).

ARTICLE XI.
INDEMNIFICATION

11.1                        Survival of Obligations.  All of the representations and warranties set forth in ARTICLES III, IV and V of this Agreement shall survive the Closing in full force and effect until the fifteen (15)-month anniversary of the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 3.1(a), 3.2, 3.6, 3.17, 4.1, 4.5, 4.6, 4.7, 4.8, 5.1, 5.2 and 5.9 (collectively, the “Fundamental Representations”), shall survive the Closing in full force and effect and shall terminate on the fifth (5th) anniversary of the Closing Date, and (ii) the representations and warranties set forth in Section 3.14 (but solely to the extent relating to income Taxes or employee benefit matters) and Section 3.15 (but solely to the extent related to income Taxes) (collectively, the “S/L Representations”), shall survive the Closing in full force and effect until sixty (60) days following the expiration of the applicable statute of limitations.  The covenants and agreements (x) set forth herein shall survive the Closing in accordance with their respective terms, if at all, and if no specific term is specified, until the expiration of the applicable statute of limitations, (y) regarding the indemnification obligations set forth in Section 11.2(a)(iii), solely to the extent relating to income Taxes, shall terminate sixty (60) days following the expiration of the applicable statute of limitations, and shall otherwise terminate on the fifteen (15)-month anniversary of the Closing Dateand (z) regarding the indemnification obligations set forth in Section 11.2(a)(iv) and (v) shall terminate on the seventh (7th) anniversary of the Closing Date.  The date upon which the applicable representation or warranty or covenant terminates as provided in this Section 11.1 is referred to herein as the “Expiration Date.”  No Seller shall have any liability or obligation of any kind or nature whatsoever to any Purchaser Indemnified Person arising out of or related to any claim or cause of action with respect to such representations, warranties and covenants unless a written claim in respect of a breach thereof is submitted by a Purchaser Indemnified Person prior to the applicable Expiration Date in accordance with this ARTICLE XI.

11.2                        Indemnification of Purchaser by the Sellers.

(a)                                 Subject to the limitations set forth in this ARTICLE XI, from and after the Closing, each Seller shall, severally (and not jointly) in proportion to such Seller’s Pro-Rata Share, indemnify, defend and hold harmless Purchaser and its Affiliates (and each of their respective controlling Persons, Subsidiaries, officers, directors, managers, employees, representatives, agents, successors and permitted assigns) (collectively, the “Purchaser Indemnified Persons”) against and pay on behalf of or reimburse such Purchaser Indemnified Persons in respect of any and all losses, actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, dues, fines, costs, reasonable amounts paid in settlement, obligations, expenses, and fees, out-of-pocket costs or expenses, liabilities or other damages, including interest, penalties and out-of-pocket attorneys’ fees and disbursements (collectively, “Damages”) suffered, incurred, resulting from or arising out of:

(i)                                     any breach by the Company of any representation or warranty made by the Company contained in this Agreement;

(ii)                                  any breach of any covenant or agreement required to be performed by the Company prior to the Closing;

(iii)                               (A) all Taxes imposed on the Blockers, the Company or the Company’s Subsidiaries for any taxable period (or portion thereof) ending on or prior to the Closing Date, including the pre-Closing portion of any Straddle Period and calculated by excluding any deductions taken into account in the calculation of Transaction Tax Benefits; and (B) income Taxes of any Person claimed from the Blockers, the Company or the Company’s Subsidiaries as a result of any of the Blockers, the Company or the Company’s Subsidiaries

being included prior to the Closing Date in a combined, consolidated or unitary tax group under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, or by contract or otherwise;

(iv)                              any Indebtedness as of the Closing that does not result in a reduction of Final Aggregate Purchase Price; and

(v)                                 any Transaction Expenses as of the Closing that do not result in a reduction of Final Aggregate Purchase Price.

(b)                                 Subject to the limitations set forth in this ARTICLE XI, from and after the Closing, each Seller shall, severally and not jointly, indemnify, defend and hold harmless the Purchaser Indemnified Persons against and in respect of any and all Damages suffered, incurred, resulting from or arising out of (i) any breach of any representation or warranty made by such Seller contained in this Agreement and (ii) any breach of any covenant or agreement required to be performed by such Seller as set forth in this Agreement.

11.3                        Indemnification of the Sellers by Purchaser.  Subject to the limitations set forth in this ARTICLE XI, Purchaser hereby agrees to indemnify, defend and hold harmless each Seller (and each of its controlling persons, officers, directors, employees, representatives and agents) (collectively, the “Seller Indemnified Persons” and, collectively with the Purchaser Indemnified Persons, the “Indemnified Persons”) against and in respect of any and all Damages resulting from or arising out of (a) any breach by Purchaser of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement or (b) any breach of any covenant or agreement required to be performed by the Company following the Closing contained in this Agreement.

11.4                        Materiality.  Breaches of the Company’s, any Seller’s or the Purchaser’s representations and warranties set forth in this Agreement shall, solely for purposes of calculating Damages, be determined without giving effect to any qualification in such representations and warranties as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties, except where any such provision requires disclosure of lists of items of a material nature or above a specified threshold and except in the case of Section 3.5(a).

11.5                        Certain Limitations.  The obligations of the Sellers and Purchaser with respect to indemnification pursuant to Section 11.2 and Section 11.3 above shall be subject to the following limitations:

(a)                                 other than with respect to the Fundamental Representations, the S/L Representations, the indemnification obligations of the Sellers set forth in Sections 11.2(a)(ii), 11.2(a)(iii) (but solely to the extent relating to income Taxes), 11.2(a)(iv), 11.2(a)(v) and 11.2(b)(ii), the indemnification obligations of the Purchaser set forth in Sections 11.3(a) (with respect to covenants or agreements) and 11.3(b) and claims based on fraud or willful and intentional misrepresentation, in no event shall any Indemnifying Person be obligated to indemnify any Indemnified Person pursuant to, and shall not have any liability under, this Agreement for any Damages if, with respect to any individual item that would otherwise give rise to indemnification hereunder, the Damages resulting from such item are less than $25,000 (“Minor Claim Damages”);

(b)                                 other than with respect to the Fundamental Representations, the S/L Representations the indemnification obligations of the Sellers set forth in Sections 11.2(a)(ii), 11.2(a)(iii) (but solely to the extent relating to income Taxes), 11.2(a)(iv), 11.2(a)(v) and 11.2(b)(ii), the indemnification obligations of the Purchaser set forth in Sections 11.3(a) (with respect to covenants or agreements) and 11.3(b) and claims based on fraud or willful and intentional misrepresentation, in no event shall any Indemnifying Person be obligated to indemnify any Indemnified Person pursuant to, and shall not have any liability under, this Agreement until the aggregate amount of all Damages (excluding all Minor Claim Damages) for which such Indemnifying Person, but for this Section 11.5(b), would be liable under this Agreement exceeds on a cumulative basis an amount equal to $550,000.00 (the “Deductible”); provided, however, that if and to the extent such Damages exceed the Deductible, such Indemnifying Person shall become liable for only such Damages that exceed the Deductible and are not Minor Claim Damages;

(c)                                  other than with respect to the Fundamental Representations, the S/L Representations, the indemnification obligations of the Sellers set forth in Sections 11.2(a)(ii), 11.2(a)(iii) (but solely to the extent relating to income Taxes), 11.2(a)(iv), 11.2(a)(v) and 11.2(b)(ii), and claims based on fraud or willful and intentional misrepresentation, in no event shall the Sellers be obligated to provide aggregate indemnification to the Purchaser Indemnified Persons pursuant to this Agreement in excess of $4,125,000 in the aggregate;

(d)                                 any indemnification for Damages claimed by Purchaser Indemnified Persons for a breach of any representation or warranty set forth in the S/L Representations (other than the representations and warranties set forth in Sections 3.14(l) and (n)) or pursuant to Section 11.2(a)(iii) shall be limited to Damages with respect to a taxable period (or portion thereof) ending on or before the Closing Date;

(e)                                  no Purchaser Indemnified Person shall have any claim or recourse against any Seller or any of its Affiliates (other than the Company) under this ARTICLE XI or otherwise for the breach of any representation, warranty or covenant of another Seller hereunder; and

(f)                                   other than with respect to claims based on fraud or willful and intentional misrepresentation, the aggregate indemnification obligations of any Seller pursuant to this Agreement shall not exceed the portion of the Final Aggregate Purchase Price actually received by such Seller hereunder.

The amounts for which the Indemnified Persons may seek indemnification under this ARTICLE XI shall extend to, and as used herein the term “Damages” shall include, out-of-pocket attorneys’ fees and disbursements related to a claim, out-of-pocket accountants’ fees related to a claim, costs of litigation and other out-of-pocket expenses incurred in the defense of a claim and any amounts paid in settlement or compromise of a claim to the extent that the claim is subject to the indemnification provisions hereof, subject to the limitations set forth in this ARTICLE XI; provided, however, that “Damages” shall not include any consequential, special, indirect, exemplary or punitive damages.

11.6                        Mitigation.  Each Party shall take all commercially reasonable steps to mitigate any of its Damages to the extent required by applicable Law.

11.7                        Net Recovery.  The amount of any Damages shall be net of any amounts actually recovered by the Indemnified Persons under insurance policies, indemnities, reimbursement arrangements, or contracts and shall be reduced to the extent of any Tax savings or benefits if and when realized by any Indemnified Person in the form of a refund or credit against current Tax due and payable by such Indemnified Person in the taxable year such Damages were incurred or the taxable year in which the indemnification payments were made that is attributable to any deduction, loss, credit, or other Tax benefit resulting from or arising out of such Damages (less, in all cases, incremental Taxes and reasonably incurred costs and expenses of pursuing such recovery or Tax benefit and, if applicable for recoveries, the deductible associated therewith).  If the amount to be netted pursuant to this Section 11.7 from any payment required pursuant to this ARTICLE XI is determined only after such payment, the Indemnified Person shall repay the Indemnifying Person (or the Sellers in case of amount recovered by Purchaser or the Company or any of their Affiliates) promptly (but in any event within five Business Days after such determination) any amount that the Indemnifying Person would not have had to pay pursuant to this ARTICLE XI had such determination been made at the time of such payment.  Notwithstanding anything to the contrary contained in this Agreement, no Purchaser Indemnified Person shall have any right to make any claim against a Seller and no Purchaser Indemnified Person will be entitled to be indemnified under this ARTICLE XI for any Damages with respect to any matter to the extent the expense, loss or liability comprising the Damages (or a part thereof) with respect to such matter was taken into account in the calculation of Final Working Capital, Final Cash, Final Indebtedness or Final Transaction Expenses pursuant to Section 2.8 hereof or arises out of changes after the Closing Date in applicable Laws or any interpretations thereof.

11.8                        Procedures for Indemnification.

(a)                                 The Indemnified Person shall promptly give written notice (which such written notice shall state in reasonable detail the nature of any such claim for indemnification and the provisions of this Agreement upon which such claim for indemnification is made) hereunder to the party required to indemnify (the “Indemnifying Person”) after obtaining notice of any claim as to which recovery may be sought against the Indemnifying Person because of the indemnity in Section 11.2 or Section 11.3 hereof, and, if such indemnity shall arise from the claim of a third party, shall permit the Indemnifying Person to assume the defense of any such claim and any litigation resulting from such claim.  The right of the Indemnified Person to be indemnified under this Article XI in respect of claims by third parties shall not be adversely affected by a failure to give such written notice unless, and then only to the extent that, the Indemnifying Person is actually prejudiced thereby.  Failure by the Indemnifying Person to notify an Indemnified Person of its election to defend any such claim or action by a third party within twenty (20) days after notice thereof shall have been given to the Indemnifying Person shall be deemed a waiver by the Indemnifying Person of its right to defend such claim or action.  The Indemnified Person shall (unless the Indemnifying Person assumes the defense thereof) keep the Indemnifying Person reasonably apprised of any significant developments relating to any such action, lawsuit, proceeding, investigation or other claim.

(b)                                 If the Indemnifying Person shall assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from such Indemnified Person, (i) the Indemnifying Person shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs or for the payment of money damages only) except with the written consent of the Indemnified Person (such consent not to be unreasonably withheld, conditioned or delayed) and (ii) anything in this Section 11.8 to the contrary notwithstanding, the Indemnified Person may, with counsel of its choice and at its expense, participate in the defense of any such claim or litigation.  Notwithstanding the forgoing, the Indemnifying Person shall not have the right to assume the defense of any third party claim or litigation, and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Person, if the third party claim shall have been brought or asserted against the Indemnifying Person and there are one or more material factual or legal defenses available to the Indemnified Person that, based upon advice of outside legal counsel, the Indemnified Person reasonably determines are in conflict with those available to the Indemnifying Person.  In all cases, the Indemnified Person shall provide its reasonable cooperation with the Indemnifying Person in the defense of claims or litigation, including by making employees, information, and documentation reasonably available.

(c)                                  If the Indemnifying Person shall not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from such Indemnified Person, the Indemnified Person may defend against such claim or litigation in such manner as it deems appropriate; provided, however, that the Indemnified Person may not settle such claim or litigation without the prior written consent of the Indemnifying Person (such consent not to be unreasonably withheld, conditioned or delayed).

11.9                        Payments.

(a)                                 All Damages relating to indemnification claims of the Purchaser Indemnified Persons under Section 11.2 shall be satisfied as follows: (i) first, out of the portion of the Escrow Amount, if any, then held in escrow and not previously distributed pursuant to the terms of the Escrow Agreement, and (ii) thereafter, by the Sellers severally (in accordance with their respective Pro Rata Percentages), and not jointly, by wire transfer of immediately available funds to an account specified by the Purchaser; provided, however, that (i) in no event shall Sellers be liable for any amounts in excess of the Escrow Amount in respect of claims for breaches of the representations and warranties of the Company and Sellers (other than the Fundamental Representations and with respect to claims for fraud or willful and intentional misrepresentation), and (ii) with respect to any breaches of the representations and warranties set forth in ARTICLE IV or any covenants of a Seller which are not satisfied from the Escrow Amount, such Seller shall satisfy one-hundred percent (100%) of all Damages relating to such breaches.

(b)                                 No later than five (5) days following the final determination of the amount of any Damages payable to any Purchaser Indemnified Persons in accordance with this ARTICLE XI, Purchaser and the Representative (on behalf of the Sellers) shall direct the Escrow Agent to release to Purchaser, from the Escrow Account, the lesser of (i) the amount of such Damages, and (ii) the then-remaining balance of the Escrow Amount.  If any Damages payable to any Purchaser Indemnified Persons remain unpaid after the Escrow Account has been exhausted, then subject to the limitations set forth in this ARTICLE XI (including Section 11.5), each Seller shall be severally liable for, and no later than ten (10) days following the final determination of the amount of any such Damages shall pay, its Pro Rata Percentage of such remaining Damages.

(c)                                  No later than five (5) days following the final determination of the amount of any Damages payable to any Seller Indemnified Persons in accordance with this ARTICLE XI, Purchaser shall pay to the Representative (for the benefit of the Sellers, pro rata in accordance with their Pro Rata Percentages), in cash, by wire transfer of immediately available funds to an account designated in writing by the Representative (on behalf of the Sellers), the amount of such Damages.

(d)                                 All indemnification payments made under this Agreement shall be treated for Tax purposes only as an adjustment to the Final Aggregate Purchase Price.

11.10                 Release of Escrow.

(a)                                 On the fifteen month anniversary of the Closing Date, Purchaser and the Representative (on behalf of the Sellers) shall direct the Escrow Agent to release to the Representative (for the benefit of the Sellers, pro rata in accordance with their Pro Rata Percentages), from the Escrow Account, an amount equal to the positive difference between (i) the then-remaining balance of the Escrow Amount, including any earnings thereon, less (ii) the amount of Damages for which a Purchaser Indemnified Person has timely made a good faith claim for indemnification pursuant to Section 11.2 and which good faith claim has not then been finally determined in accordance with this ARTICLE XI.

(b)                                 In the event any portion of the Escrow Account is not released to the Representative (on behalf of the Sellers) pursuant to Section 11.10(a) as a result of Purchaser having timely made a good faith claim for indemnification as contemplated by clause (ii) of Section 11.10(a), then following the final determination of any such outstanding claims and, as applicable, payment in respect thereof, the Representative and Purchaser shall promptly, and in any event within five (5) days, direct the Escrow Agent to release to the Representative (for the benefit of the Sellers, pro rata in accordance with their Pro Rata Percentages), from the Escrow Account, any remaining amounts to be released to the Representative (for the benefit of the Sellers).

11.11                 Exclusive Remedy.  Following the Closing Date, except in the case of fraud or willful and intentional misrepresentation by any Seller or the Company, the parties’ respective rights to indemnification pursuant to this ARTICLE XI shall be the sole and exclusive remedy available to the parties with respect to any and all claims with respect to the subject matter of this Agreement or the transactions set forth herein, and no Purchaser Indemnified Person shall have any claim or recourse against any Seller or any of its Affiliates under this ARTICLE XI or otherwise for the fraud, willful and intentional misrepresentation, conduct or breaches of any representation, warranty or covenant of another Seller or other Person (other than the Company or its Subsidiaries).

ARTICLE XII.
TERMINATION OF AGREEMENT

12.1                        Termination.

(a)                                 This Agreement may be terminated at any time prior to the Closing only as follows:

(i)                                     by mutual written consent of Purchaser and the Representative (acting on behalf of the Company and the Sellers);

(ii)                                  by the written consent of either Purchaser or the Representative if there has been a material breach or failure to perform on the part of Purchaser, on the one hand, or the Company or the Sellers, on the other hand, of any representation, warranty, covenant or agreement contained in this Agreement, which breach or failure to perform results in the conditions set forth in Article IX (in the case of Purchaser being the terminating party) or Article X (in the case of the Representative being the terminating party), to not be satisfied at the Closing and which breach or failure, if capable of being cured, shall not have been cured within the earlier of (A) twenty (20) days following receipt by the other party of written notice of such breach or failure from the terminating party and (B) the Outside Date (it being understood and hereby agreed that no party may terminate this Agreement pursuant to this Section 12.1(a)(ii) if such breach or failure is cured within such twenty (20) day period or prior to the Outside Date, whichever occurs first); provided, however, that the failure by Purchaser to deliver the Estimated Aggregate Purchase Price as set forth in Section 2.3 to the Representative and the Escrow Agent as and when required hereunder shall not be subject to cure hereunder;

(iii)                               by the written consent of either Purchaser or the Representative if a court of competent jurisdiction or Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(iv)                              at the written election of Purchaser, if the Closing shall not have occurred on or before the date that is seventy (70) days from the date of this Agreement (the “Outside Date”) by reason of the failure to be satisfied of any of the conditions set forth in ARTICLE IX (provided that such failure is not the result of the Purchaser failing to comply fully with its obligations under this Agreement); or

(v)                                 at the written election of the Representative (acting on behalf of the Company and the Sellers), if the Closing shall not have occurred on or before the Outside Date by reason of the failure to be satisfied of any of the conditions set forth in ARTICLE X (provided that such failure is not the result of the Company and/or any Seller failing to comply fully with its obligations under this Agreement).

(b)                                 The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to each other party of a written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 12.2.

12.2                        Survival After Termination.  If this Agreement is terminated in accordance with Section 12.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect, except that the provisions set forth in Section 6.2(b), Section 7.5, this Section 12.2 and ARTICLE XIII shall survive the termination of this Agreement.  None of the parties hereto shall have any liability or obligation in respect of a termination of this Agreement, except for (a) any breach by such party prior to termination and (b) obligations under Section 6.2(b), Section 7.5, this Section 12.2 and ARTICLE XIII.

ARTICLE XIII.
MISCELLANEOUS

13.1        Expenses.  Unless otherwise expressly set forth herein, each party to this Agreement shall pay its own costs and expenses (including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement, the negotiations leading up to this Agreement, the transactions contemplated by this Agreement and the satisfaction of such party’s obligations set forth in this Agreement.

13.2        Governing Law and Jurisdiction.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

(b)           Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any court of the State of Delaware or Federal court of the United States sitting within the State of Delaware, over any suit, action or other proceeding brought by any party arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts.

(c)           Notwithstanding anything in this Section 13.2 to the contrary, each of the Parties agrees that it will not bring or support any suit, action or other proceeding (whether at law, in equity, in contract, in tort or otherwise) against KeyBank National Association, Bank of America, N.A. and Wells Fargo Bank, National Association, or any of their respective affiliates (collectively, the “Lenders”), or any other Person (other than the Purchaser and its Affiliates) that have committed to provide or otherwise entered into agreements in connection with any financing by the Lenders of Purchaser or any other financing in connection with the transactions contemplated hereby (each Lender and each such Person, a “Debt Financing Source”) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The provisions of this Section 13.2(c), and Section 13.3 shall be enforceable by, and for the benefit of, each Debt Financing Source, its Affiliates, and their respective successors and permitted assigns.

13.3        Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.4        Binding Effect; Persons Benefiting; No Assignment.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.  Nothing in this Agreement is intended or shall be construed to confer upon any Person other than the Parties and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof, other than the third party beneficiaries enumerated in Section 7.2, Section 13.2(c) and ARTICLE XI hereof.  Without the prior written consent of each of the Parties, this Agreement may not be assigned by any of the Parties; provided, however, that the Purchaser may, without the prior written consent of any other Party, assign this Agreement or any portion of any right, title, interest or obligation hereunder to (i) one or more Affiliates (provided that no such assignment shall relieve Purchaser of any of its obligations under this Agreement and, accordingly, the Purchaser shall remain liable for all of such obligations under this Agreement notwithstanding any such assignment), (ii) any lender(s) as collateral security, or (iii) following the Closing, to a subsequent purchaser of all or substantially all of the equity securities or assets of the Company (provided that no such assignment shall relieve Purchaser of any of its obligations under this Agreement that arise in respect of periods prior to such assignment).

13.5        Amendments.  This Agreement may not be amended, altered or modified except by a written instrument executed by the Representative (on behalf of the Sellers and, prior to the Closing, the Company) and Purchaser.

13.6        Interpretation.  When a reference is made in this Agreement to a Section, an Exhibit or Schedule, such reference shall be to a Section of, an Exhibit to or a Schedule to, this Agreement unless otherwise indicated.  The section number headings in the Schedules correspond to the section numbers in this Agreement and any information disclosed in any section of the Schedules shall be deemed to be disclosed and incorporated into any other section of the Schedules where such disclosure would be reasonably apparent.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

13.7        Counterparts.  This Agreement may be executed in counterparts (any one of which may be by facsimile), each of which shall be deemed an original and each of which shall constitute one and the same instrument.

13.8        Entire Agreement; Schedules.  This Agreement, including the Schedules, Exhibits, certificates and lists referred to herein, and any documents executed by the parties simultaneously herewith or pursuant thereto, and the Confidentiality Agreement referred to in Section 6.2(b) above, shall constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, written or oral, between the parties or any of their respective Affiliates with respect to such subject matter.

13.9        Severability.  If any provisions of this Agreement, or the application thereof to any person or circumstance, is invalid or unenforceable in any jurisdiction: (a) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of the invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability of such provision affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

13.10      Waiver.  Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

13.11      Representative.  Each Seller hereby authorizes, directs and appoints Restaurant Holdings to act as its sole and exclusive agent, attorney-in-fact and representative (the “Representative”) and authorizes and directs the Representative to (a) take any and all actions (including, without limitation, executing and delivering any documents (including any amendment or modification to this Agreement), incurring any costs and expenses on behalf of such Seller and making any and all determinations) which may be required or permitted by this Agreement to be taken by such Seller; (b) make decisions on behalf of such Seller with respect to the transactions and other matters contemplated by this Agreement or the other Transaction Documents, including regarding adjustments to the Estimated Aggregate Purchase Price and the management, negotiation, settlement and compromise of indemnification claims or demand litigation or arbitration with respect to any third-party suits or claims by the Purchaser for indemnification; (c) exercise such other rights, power and authority, as are authorized, delegated and granted to the Representative pursuant to this Agreement; and (d) exercise such rights, power and authority as are incidental to the foregoing.  Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Representative consistent therewith, shall be absolutely and irrevocably binding on each such Seller as if such Seller personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Seller’s capacity.  Each Seller agrees that the Representative shall not be liable for any actions taken or omitted to be taken under or in connection with this Agreement or the transactions contemplated hereby, except for such actions taken or omitted to be taken resulting from the Representative’s willful misconduct.  Purchaser shall be entitled to deal exclusively with the Representative on all matters relating to this Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed by or purported to be executed on behalf of any Seller by the Representative, and on any other action taken or purported to be taken on behalf of any such Seller by the Representative as fully binding upon each such Seller.

13.12      Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, or when sent by telecopier (with receipt confirmed), or sent by registered mail, return receipt requested, or by courier addressed as follows (or to such other address as a party may designate by notice to the other):

If to Purchaser:

Ignite Restaurant Group, Inc.
9900 Westpark Drive Suite 300
Houston, Texas 77063
Attention:  Edward Engel, Esq.
Telecopier:  (832) 369-7297

with a copy to:

Morrison Cohen LLP
909 Third Avenue
New York, NY 10022
Attention:  Jack Levy, Esq.

Jared Hershberg, Esq.
Telecopier:  (212) 735-8708

If to the Company (prior to the Closing) or to Sellers:

c/o Restaurant Holdings LLC
c/o Golden Gate Private Equity, Inc.
One Embarcadero Center, 39th Floor
San Francisco, CA 94111
Attention:  Joshua Olshansky
Telecopy:  (415) 983-2701

with a copy to:

Kirkland & Ellis LLP
555 California Street, 27th Floor
San Francisco, CA 94104
Attention:  Stephen Oetgen
Telecopy:  (415) 439-1500

13.13      Specific Performance, Injunctive Relief.  Each of the Parties acknowledges and agrees that the non-breaching Party would suffer irreparable damage in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  Accordingly, each Party agrees that, in the event of any breach by any other Party of any covenant or obligation contained in this Agreement, (a) the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek and obtain (i) a  decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach, and (b) it will not assert, and hereby waives, in any action for specific performance, the defense of adequacy of a remedy at law.  Each Party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 13.13, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

13.14      Attorney-Client Privilege and Conflict Waiver.  Kirkland & Ellis LLP has represented the Company, the Sellers and the Representative.  All of the parties recognize the commonality of interest that exists and will continue to exist until Closing, and the parties agree that such commonality of interest should continue to be recognized after the Closing.  Specifically, the parties agree Purchaser shall not, and shall not cause the Company to, seek to have Kirkland & Ellis LLP disqualified from representing any Seller or the Representative in connection with any dispute that may arise between the Sellers or the Representative and Purchaser or the Company and its Subsidiaries in connection with this Agreement or the transactions contemplated hereby and (b) in connection with any such dispute that may arise between any Seller or the Representative and Purchaser or the Company, the Sellers or the Representative involved in such dispute (and not Purchaser or the Company) will have the right to decide whether or not to waive the attorney client privilege that may apply to any communications between the Company and Kirkland & Ellis LLP that occurred before the Closing.

*    *    *    *    *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed as of the day and year first above written.

“Company”

MAC PARENT LLC

By:	/s/ Joshua Olshansky
Name:	Joshua Olshansky
Title:	Vice President and Secretary

“Purchaser”

IGNITE RESTAURANT GROUP, INC.

By:	/s/ Raymond A. Blanchette, III
Name:	Raymond A. Blanchette, III
Title:	President and CEO

“Sellers”

RESTAURANT HOLDINGS LLC - SERIES A

By:	/s/ Joshua Olshansky
Name:	Joshua Olshansky
Title:	Manager

MAC MANAGEMENT INVESTORS LLC

By:	Mac Parent LLC,
its manager

	By:	/s/ Joshua Olshansky
	Name:	Joshua Olshansky
	Title:	Vice President and Secretary

BRINKER SERVICES CORPORATION

By:	/s/ Bryan D. McCrory
Name:	Bryan D. McCrory
Title:	President

“Representative”

RESTAURANT HOLDINGS LLC - SERIES A

By:	/s/ Joshua Olshansky
Name:	Joshua Olshansky
Title:	Manager